                                                           EXHIBIT 99.(a)(1)(A)
                          OFFER TO PURCHASE FOR CASH
                    All Outstanding Shares of Common Stock
                       (Including the Associated Rights)
                                      of
                       ProVantage Health Services, Inc.
                                      at
                             $12.25 Net Per Share
                                      by
                              PV Acquisition Corp

                    an indirect wholly owned subsidiary of
                               Merck & Co., Inc.


        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 14, 2000, UNLESS EXTENDED.


   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN IMMEDIATELY PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK, $0.01 PAR VALUE PER SHARE (THE "COMMON STOCK"), INCLUSIVE OF THEIR RESPECTIVE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS (THE "RIGHTS," AND THE SHARES OF COMMON STOCK INCLUSIVE OF THEIR RESPECTIVE RIGHTS, THE "SHARES"), OF PROVANTAGE HEALTH SERVICES, INC. (THE "COMPANY"), WHICH WOULD REPRESENT AT LEAST A MAJORITY OF THE SHARES ENTITLED TO VOTE THAT ARE OUTSTANDING ON A FULLY DILUTED BASIS AFTER GIVING EFFECT TO THE EXERCISE OR CONVERSION OF ALL OPTIONS, RIGHTS AND SECURITIES EXERCISABLE OR CONVERTIBLE INTO OR EXCHANGEABLE FOR SHARES OR SUCH VOTING SECURITIES, AND
(II) THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE TERMINATION OF THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE INTRODUCTION AND SECTIONS 1 AND 15 HEREOF.

   THIS OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 4, 2000 (THE "MERGER AGREEMENT"), AMONG MERCK & CO., INC., PV ACQUISITION CORP. AND THE COMPANY.

                                ---------------

   THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (BY ALL THOSE DIRECTORS PRESENT) APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND HAS RECOMMENDED ACCEPTANCE OF THE OFFER AND APPROVAL OF THE MERGER AND THE MERGER AGREEMENT BY THE STOCKHOLDERS OF THE COMPANY.

                                ---------------

                                   IMPORTANT

   Any stockholder of the Company desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal with the certificates representing the tendered Shares, and all other required documents, to Norwest Bank Minnesota, N.A., the Depositary, or follow the procedure for book-entry transfers set forth in Section 3, "Procedures for Tendering Shares," or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

   Any stockholder of the Company who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedure for book-entry transfers on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedures set forth in Section 3, "Procedures for Tendering Shares."

   Questions and requests for assistance may be directed to J.P. Morgan Securities Inc., the Dealer Manager, or Morrow & Co., Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                                ---------------

                     The Dealer Manager for the Offer is:
                               J.P. Morgan & Co.

May 10, 2000

                               TABLE OF CONTENTS

 Section                                                                  Page
 -------                                                                  ----
 SUMMARY TERM SHEET......................................................  3
 INTRODUCTION............................................................  7
  1.     Terms of the Offer; Expiration Date............................   9
  2.     Acceptance for Payment and Payment for Shares..................  11
  3.     Procedures for Tendering Shares................................  12
  4.     Withdrawal Rights..............................................  15
  5.     Certain United States Federal Income Tax Consequences..........  15
  6.     Price Range of Shares; Dividends on the Shares.................  16
  7.     Effect of Offer on Market for Shares; New York Stock Exchange
          Listing; SEC Registration; Margin Regulations.................  17
  8.     Certain Information Concerning the Company.....................  18
  9.     Certain Information Concerning Offeror, Parent and Merck-
          Medco.........................................................  21
 10.     Source and Amount of Funds.....................................  23
 11.     Background of Offer............................................  23
 12.     Purpose of the Offer; The Merger; Plans for the Company........  24
 13.     The Transaction Documents......................................  26
 14.     Dividends and Distributions....................................  41
 15.     Certain Conditions to Offeror's Obligations....................  41
 16.     Certain Regulatory and Legal Matters...........................  43
 17.     Fees and Expenses..............................................  45
 18.     Miscellaneous..................................................  46
 Annex I Directors and Executive Officers of Parent, Merck-Medco and
          Offeror.......................................................  47

                              SUMMARY TERM SHEET

   PV Acquisition Corp. is offering to purchase all of the outstanding common stock of ProVantage Health Services, Inc., including the associated preferred share purchase rights, for $12.25 per share in cash. The following are some of the questions you, as a stockholder of ProVantage Health Services, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

   Our name is PV Acquisition Corp. We are a Delaware corporation formed for the purpose of making a tender offer for all of the common stock, including the associated preferred share purchase rights, of ProVantage Health Services and have carried on no activities other than in connection with the merger agreement among us, Merck & Co., Inc. and ProVantage Health Services. We are an indirect wholly owned subsidiary of Merck & Co., Inc., a New Jersey corporation. See the "Introduction" to this Offer to Purchase and Section 9, "Certain Information Concerning Offeror, Parent and Merck-Medco."

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

   We are seeking to purchase all of the outstanding shares of common stock of ProVantage Health Services and the rights to purchase preferred shares that are associated with those common shares. See the "Introduction" to this Offer to Purchase and Section 1, "Terms of the Offer; Expiration Date."

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

   We are offering to pay $12.25 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

   Yes. Merck & Co., our parent company, will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger, which is expected to follow the successful completion of the offer in accordance with the terms and conditions of the merger agreement. We anticipate that these funds will be obtained from the existing resources and internally generated funds of Merck & Co. See Section 10, "Source and Amount of Funds."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

   We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of payment consists solely of cash, because the offer is not subject to any financing condition, and because the offer is for all outstanding shares. Merck & Co. has arranged for our funding to come from its existing resources and internally generated funds. See Section 10, "Source and Amount of Funds."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

   Unless the offer is extended, you will have until 12:00 midnight, New York City time, on Wednesday, June 14, 2000, to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1, "Terms of the Offer; Expiration Date," and Section 3, "Procedures for Tendering Shares."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

   Subject to the terms of the merger agreement, we can extend the offer. We have agreed in the merger agreement that:

  . we must extend the offer beyond the scheduled expiration date if at that date any of the conditions to our obligation to accept for payment and to pay for the shares is not satisfied or, to the extent permitted by the merger agreement, waived, and we reasonably believe that the unsatisfied condition can be satisfied in a reasonable time. That extension will not exceed the number of days that we reasonably believe is necessary to cause the conditions of the offer to be satisfied. In any event, such extension will not be more than ten business days.

  . we may extend the offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to the offer.

  . if all conditions to the offer have been satisfied or waived, we will accept for payment and pay for all shares validly tendered and not withdrawn at such time, and we may, with the Company's consent, provide a "subsequent offering period" during which stockholders whose shares have not been accepted for payment may tender, but not withdraw, their shares and receive the offer consideration. We are not permitted under the federal securities laws to provide a subsequent offering period of less than three or more than 20 business days.

   Our rights and obligations to extend the Offer are subject to the rights of Merck & Co. and ProVantage Health Services to terminate the Merger Agreement if the Offer is not consummated by December 31, 2000. For more details on our ability to extend the offer, see Section 1, "Terms of the Offer; Expiration Date."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

   If we extend the offer, we will inform Norwest Bank Minnesota, N.A. (the depositary for the offer) of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See
Section 1, "Terms of the Offer; Expiration Date."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

   There is no financing condition to the offer. However, we are not obligated to purchase any shares that are validly tendered:

  . unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents at least a majority of the then outstanding shares on a fully diluted basis. We call this condition the "minimum condition."

  . if, among other things, there is a material adverse change in ProVantage
    Health Services or its business (subject to certain exceptions).

  . if, among other things, the applicable waiting period under the Hart-
    Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or been terminated.

  . if, among other things, the net working capital of ProVantage Health
    Services at the specified time is less than $55.0 million, unless the majority stockholder of ProVantage Health Services reimburses Merck & Co. for the shortfall (or agrees to make the reimbursement if an audit confirms the shortfall).

   The offer is also subject to a number of other conditions. We can waive all of the conditions to the offer without the consent of ProVantage Health Services, other than the Minimum Condition, which we can waive as long as certain conditions are met. See Section 1, "Terms of the Offer; Expiration Date," and Section 15, "Certain Conditions to Offeror's Obligations."

HOW DO I TENDER MY SHARES?

   To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to Norwest Bank Minnesota, N.A., the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3, "Procedures for Tendering Shares."

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

   You may withdraw shares at any time until the offer has expired and, if we have not accepted your shares for payment by July 9, 2000, you may withdraw them at any time after that date until we accept shares for payment. This right to withdraw will not apply to the subsequent offering period, if one is included. See Section 1, "Terms of the Offer; Expiration Date," and Section 4, "Withdrawal Rights."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

   To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 4, "Withdrawal Rights."

WHAT DOES THE BOARD OF DIRECTORS OF PROVANTAGE HEALTH SERVICES THINK OF THE
OFFER?

   We are making the offer pursuant to the merger agreement among us, Merck & Co. and ProVantage Health Services. The board of directors of ProVantage Health Services has unanimously (by all those directors present) approved the offer, the merger and the merger agreement. The board of directors of ProVantage Health Services has determined that the terms of the offer and the merger are fair to, and in the best interests of, the stockholders of ProVantage Health Services and has recommended that the stockholders of ProVantage Health Services accept the offer and approve the merger and the merger agreement. See the "Introduction" to this Offer to Purchase.

HAVE ANY STOCKHOLDERS AGREED TO TENDER THEIR SHARES?

   Yes. A stockholder that owns shares representing approximately 64.5% of the outstanding common stock of ProVantage Health Services has agreed to tender its shares in the offer, which will constitute a sufficient number of shares to meet the minimum condition described above. See the "Introduction" to this Offer to Purchase.

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL PROVANTAGE HEALTH SERVICES CONTINUE AS A PUBLIC COMPANY?

   No. Following the purchase of shares in the offer we expect to consummate the merger. If the merger takes place, ProVantage Health Services no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that (i) ProVantage Health Services common stock may no longer be eligible to be traded on the New York Stock Exchange or any other securities exchange, (ii) there may not be a public trading market for ProVantage Health Services common stock, and (iii) ProVantage Health Services may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See Section 7, "Effect of Offer on Market for Shares; New York Stock Exchange Listing; SEC Registration; Margin Regulations."

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL SHARES OF PROVANTAGE HEALTH SERVICES ARE NOT TENDERED IN THE OFFER?

   If we accept for payment and pay for at least a majority of the shares of ProVantage Health Services on a fully diluted basis, we will be merged with and into ProVantage Health Services. If that merger takes place, Merck & Co. will own all of the shares of ProVantage Health Services, and all other persons who were stockholders of ProVantage Health Services immediately prior to the merger (other than stockholders properly exercising appraisal rights) will receive $12.25 per share in cash (or any higher price per share that is paid in the offer). See the "Introduction" to this Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

   If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to any appraisal rights properly exercised under Delaware law. Therefore, if the merger takes place and you do not perfect your appraisal rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If the merger does not take place, however, the number of stockholders and the number of shares of ProVantage Health Services that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the ProVantage Health Services common stock. Also, as described above, ProVantage Health Services may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and Section 7, "Effect of Offer on Market for Shares; New York Stock Exchange Listing; SEC Registration; Margin Regulations."

   There are no appraisal rights in connection with the offer. However, if the merger takes place, stockholders who have not sold their shares in the offer will have appraisal rights under Delaware law. See Section 12, "Purpose of the Offer; The Merger; Plans for the Company."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

   On May 3, 2000, the last trading day before we announced the signing of the merger agreement, the last sale price of ProVantage Health Services common stock reported on the New York Stock Exchange was $7.63 per share. On May 9, 2000, the closing price of ProVantage Health Services common stock reported on the New York Stock Exchange was $12.00. We encourage you to obtain a recent quotation for shares of ProVantage Health Services common stock in deciding whether to tender your shares. See Section 6, "Price Range of Shares; Dividends on the Shares."

WHAT ARE CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

   The receipt of cash for shares pursuant to the tender offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells shares pursuant to the tender offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold pursuant to the tender offer or exchanged for cash pursuant to the merger. If the shares exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. See Section 5, "Certain United States Federal Income Tax Consequences."

TO WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

   You may call Morrow & Co., Inc. at (800) 662-5200 (toll free) or J.P. Morgan Securities Inc. at (212) 648-9449. Morrow & Co. is acting as the information agent and J.P. Morgan is acting as the dealer manager for our tender offer. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of
PROVANTAGE HEALTH SERVICES, INC.:

                                 INTRODUCTION

   PV Acquisition Corp., a Delaware corporation ("Offeror") and an indirect wholly owned subsidiary of Merck & Co., Inc., a New Jersey corporation ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), inclusive of their respective associated preferred share purchase rights (the "Rights," and the shares of Common Stock inclusive of their respective Rights, the "Shares"), of ProVantage Health Services, Inc., a Delaware corporation (the "Company"), at a purchase price of $12.25 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (this Offer to Purchase and the Letter of Transmittal, and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The Rights were issued pursuant to the Rights Agreement, dated as of March 12, 1999, as amended as of May 4, 2000 (the "Rights Agreement"), between the Company and Norwest Bank Minnesota, N.A., as Rights Agent, and are currently evidenced by and trade with certificates evidencing the Common Stock.

   Offeror is a corporation newly formed by Parent in connection with the Offer and the transactions contemplated by the Merger Agreement (as hereinafter defined). For information concerning Offeror and the Parent, see
Section 9, "Certain Information Concerning Offeror, Parent and Merck-Medco."

   Tendering stockholders who are record owners of their Shares and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Offeror pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Offeror will pay all fees and expenses of J.P. Morgan Securities Inc. ("J.P. Morgan" or the "Dealer Manager"), Norwest Bank Minnesota, N.A. (the "Depositary") and Morrow & Co., Inc. (the "Information Agent") for their respective services in connection with the Offer and the Merger (as hereinafter defined). See Section 17, "Fees and Expenses."

   The Board of Directors of the Company has unanimously (by all those directors present) approved the Offer, the Merger and the Merger Agreement, has determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders, and has recommended acceptance of the Offer and approval of the Merger and the Merger Agreement by the stockholders of the Company.

   The Board of Directors of the Company has received the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), the Company's financial advisor, dated May 3, 2000, that, as of that date, and based on and subject to the various assumptions, limitations and qualifications set forth therein, the $12.25 per share in cash to be received by the holders of Shares pursuant to the Offer and the Merger was fair from a financial point of view to such holders. A copy of that opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which is being mailed to the Company's stockholders, and stockholders are urged to read the opinion in its entirety.

   The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn immediately prior to the expiration of the Offer that number of Shares (the "Minimum Number of Shares") which would represent at least a majority of the Shares entitled to vote that are outstanding on a fully diluted basis after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into or exchangeable for Shares or such voting securities (the "Minimum Condition") and (ii) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "Hart-Scott-Rodino Act") having expired or been terminated prior to the expiration of the Offer. The Offer is also subject to the satisfaction of certain other conditions. See
Section 15, "Certain Conditions to Offeror's Obligations."

   The Company has represented to Parent and Offeror that, as of May 4, 2000, there were 18,150,000 Shares issued and outstanding, no preferred shares outstanding, and options to purchase 873,309 Shares outstanding, none of which were exercisable. Based on the foregoing, Offeror believes that approximately 9,511,655 Shares must be validly tendered and not withdrawn prior to the expiration of the Offer in order for the Minimum Condition to be satisfied. See Section 1, "Terms of the Offer; Expiration Date."

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 4, 2000 (the "Merger Agreement"), among Parent, Offeror and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Offeror, and further provides that, upon the terms and subject to certain conditions of the Merger Agreement, Offeror will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). Parent and Offeror may assign any of their rights and obligations under the Merger Agreement to any direct or indirect wholly owned subsidiary of Parent, but no such assignment will relieve Parent or Offeror of its obligations under the Merger Agreement. The Merger Agreement is more fully described in Section 13, "The Transaction Documents--The Merger Agreement." The Merger is subject to a number of conditions, including the approval of the Merger Agreement by stockholders of the Company, if such approval is required by applicable law. See Section 12, "Purpose of the Offer; The Merger; Plans for the Company." In the Merger, each issued and outstanding Share (other than Shares held by the Company as treasury stock or owned by Parent, Offeror or any subsidiary of Parent, which shall be cancelled and retired, with no payment made with respect thereto, and other than Shares with respect to which appraisal rights are properly exercised) will be converted into the right to receive from the Surviving Corporation $12.25 or any greater amount per Share paid pursuant to the Offer (the "Offer Price"), in cash, without interest thereon, each issued and outstanding share of common stock of Offeror will be converted into one share of common stock of the Surviving Corporation, and the Surviving Corporation will become an indirect wholly owned subsidiary of Parent.

   Concurrently with the execution and delivery of the Merger Agreement, ShopKo Stores, Inc. and SKO Holdings, Inc. (together, the "Majority Stockholder") entered into a Stockholder Agreement, dated as of May 4, 2000 (the "Stockholder Agreement"), with Parent and Offeror. As of May 4, 2000, the Majority Stockholder was the owner of record or beneficial owner (as defined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of 11,710,000 Shares, or approximately 64.5% of the outstanding Shares (approximately 61.5% of the Shares on a fully diluted basis). Pursuant to the Stockholder Agreement, the Majority Stockholder has, among other things, entered into a voting agreement with Parent and Offeror and granted a proxy (subject to revocation in certain limited instances) to Offeror's designees with respect to their Shares, which permits such proxies to vote the Shares at any meeting with a record date after May 4, 2000. Also, the Majority Stockholder has agreed to tender its Shares in the Offer and to grant to Offeror an option (the "Option") to purchase the Shares held by the Majority Stockholder at the Offer Price under specified circumstances. If the Majority Stockholder tenders in the Offer, as it has agreed to do, the Minimum Condition will be satisfied even if no Shares are tendered in the Offer by other stockholders. For purposes of this Offer to Purchase, any reference to beneficial ownership of Parent or Offeror of Shares or similar references shall exclude Shares subject to the Stockholder Agreement.

   The Company has distributed one Right for each outstanding share of Common Stock pursuant to the Rights Agreement. Based on the information disclosed by the Company in the Merger Agreement, in connection with the Company's entering into the Merger Agreement, the Board of Directors of the Company irrevocably and unconditionally amended the Rights Agreement to provide that, as long as the Merger Agreement has not been terminated pursuant to the terms thereof, the provisions of the Rights Agreement will not be triggered as a result of the execution, delivery or performance of the Merger Agreement, the announcement, making or consummation of the Offer, the acquisition of the Shares pursuant to the Offer or the Merger, the consummation of the Merger or any other transaction contemplated by the Merger Agreement. If the Rights Agreement had not been so amended, a distribution of Rights certificates separate from the Common Stock might have resulted from the Offer, the Merger Agreement or the Stockholder Agreement or any of the respective transactions contemplated thereby.

   This Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer. This Offer to Purchase contains forward-looking statements that involve risks and uncertainties, including the risks associated with satisfying the various conditions to the Offer. Certain of these factors, as well as additional risks and uncertainties, are detailed in the Company's periodic filings with the Securities and Exchange Commission (the "Commission"). See Section 8, "Certain Information Concerning the Company--Available Information."

1. Terms of the Offer; Expiration Date.

   Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn in accordance with Section 4, "Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, June 14, 2000, unless Offeror shall have extended the period of time for which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Offeror (other than any extension with respect to a Subsequent Offering Period, described below), shall expire.

   Extension of Offer. Pursuant to the Merger Agreement, if at the then-scheduled Expiration Date any of the conditions to the Offer described in
Section 15, "Certain Conditions to Offeror's Obligations" (collectively, the "Offer Conditions"), has not been satisfied, and such Offer Condition may in the reasonable judgment of Offeror be satisfied within a reasonable time, then Offeror shall extend the Offer until such time as such Offer Condition is satisfied, with each such extension not to exceed the lesser of (i) ten business days or (ii) such fewer number of days that Offeror reasonably believes are necessary to cause the Offer Condition to be satisfied. Notwithstanding the foregoing, Offeror shall have no obligation to extend the Offer if the Net Working Capital Condition (described in Section 15, "Certain Conditions to Offeror's Obligations") is not satisfied at the scheduled expiration of the Offer. Also, Offeror may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer. The Merger Agreement requires that any extension of the Offer shall result in the Offer expiring on the twelfth business day after the end of a "Company Fiscal Period," meaning any of the following dates in calendar year 2000: April 29, May 27, July 1, July 29, August 26, September 30, October 28, November 25 or December 30. Offeror's rights and obligations to extend the Offer as described in this paragraph are subject to Parent and the Company's rights to terminate the Merger Agreement if the Offer shall not have been consummated by December 31, 2000; see Section 13, "The Transaction Documents-- The Merger Agreement--Termination." Subject to the foregoing restrictions, Offeror reserves the right (but will not be obligated), in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Offeror will exercise its right to extend the Offer.

   Subsequent Offering Period. Rule 14d-11 under the Exchange Act permits Offeror, subject to certain conditions, to provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three business days to 20 business days in length, beginning after Offeror purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price. Under the terms of the Merger Agreement, Offeror may provide for a Subsequent Offering Period with the prior consent of the Company (such consent not to be unreasonably withheld). During a Subsequent Offering Period, Offeror will promptly purchase and pay for all Shares tendered at the same price paid in the Offer.

   Modification of Offer; Waiver of Offer Conditions. In the Merger Agreement, Parent and Offeror have expressly reserved the right to modify the terms of the Offer, except that neither Parent nor Offeror may, without the prior written consent of the Company, (i) decrease the price per Share payable in the Offer, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought pursuant to the Offer (except as described in the following sentence), (iv) change or modify the conditions to the Offer in a manner adverse to the Company or holders of Shares, (v) impose additional conditions to the Offer, or (vi) amend any term of the Offer in any manner adverse to the Company or holders of Shares. Also, the Merger Agreement provides that Offeror may waive any of the Offer Conditions in its sole discretion; provided, however, that, without the consent of the Company, Offeror may not waive the Minimum Condition unless Offeror (i) is permitted by applicable law to do so and (ii) exercises the Option immediately following the consummation of the Offer and acquires title to all of the Shares subject to the Option and thereafter promptly consummates the Merger.

   Delay or Termination of Offer. The Merger Agreement provides that, subject to the terms of the Offer and the Merger Agreement and the satisfaction or earlier waiver of all the Offer Conditions as of any then-scheduled Expiration Date, Offeror shall accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after it is permitted to do so under applicable law. Other than as required by the Merger Agreement, and subject to the applicable rules and regulations of the Commission, Offeror expressly reserves the right, in its sole discretion, to delay acceptance for payment of any Shares (or delay payment for any shares, regardless of whether such Shares were theretofore accepted for payment pending the receipt of required governmental consents), or, subject to the limitations set forth in the Merger Agreement, to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the failure of any of the Offer Conditions, by giving oral or written notice of such delay or termination to the Depositary. Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act. See Section 2, "Acceptance for Payment and Payment for Shares."

   Satisfaction of Offer Conditions. The Offer is conditioned upon satisfaction of the Minimum Condition. The Offer is also subject to other terms and conditions. See Section 15, "Certain Conditions to Offeror's Obligations." As described in the Introduction to this Offer to Purchase, Offeror believes the Minimum Number of Shares is approximately 9,511,655. If the Minimum Condition or any of the other Offer Conditions has not been satisfied by 12:00 midnight, New York City time, on June 14, 2000 (or any other time then set as the Expiration Date), Offeror may elect (i) subject to the qualifications described above with respect to the extension of the Offer, to extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer, (ii) subject to complying with applicable rules and regulations of the Commission and to the terms of the Merger Agreement (including, if necessary, obtaining the prior written consent of the Company), to waive all unsatisfied Offer Conditions and accept for payment all Shares so tendered and not extend the Offer, (iii) subject to the terms of the Merger Agreement, amend the Offer, or (iv) subject to the terms of the Merger Agreement, to terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders.

   Public Announcements. Any extension of the period during which the Offer is open, or delay in acceptance for payment or payment, or termination or amendment of the Offer, or waiver of an Offer Condition, will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of Offeror under such rule or the manner in which Offeror may choose to make any public announcement, Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

   Material Changes. If Offeror makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price, in the percentage of securities sought or in a dealer's soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price, in the percentage of securities sought or in a dealer's soliciting fee, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

   Disseminations to Stockholders. The Company has provided Offeror with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record owners of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

   Business Day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

2. Acceptance for Payment and Payment for Shares.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn) promptly after the Expiration Date. Any determination concerning the satisfaction or waiver of such terms and conditions will be within the reasonable discretion of Offeror, and such determination will be final and binding on all tendering stockholders. As discussed below, subject to compliance with Rule 14e-1(c) under the Exchange Act, Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law.

   For purposes of the Offer, Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Offeror gives oral or written notice to the Depositary of Offeror's acceptance of such Shares for payment. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Offeror and transmitting such payment to tendering stockholders whose Shares have been accepted for payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Offeror's obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payments of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC"), pursuant to the procedures set forth in Section 3, "Procedures for Tendering Shares," (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal.

   The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Offeror may enforce such agreement against the participant.

   If, for any reason whatsoever (including the extension of the Offer), acceptance for payment of, or payment for, any Shares tendered pursuant to the Offer is delayed, or Offeror is unable to accept for payment, or pay for, Shares tendered pursuant to the Offer, then, without prejudice to Offeror's rights under the Offer, the Depositary may, nevertheless, on behalf of Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4, "Withdrawal Rights." However, the ability of Offeror to delay the payment for Shares that Offeror has accepted for payment is limited by (i) Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer (without affecting Offeror's right to pay for Shares tendered during any Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act), and (ii) the terms of the Merger Agreement, which requires that, subject to the terms thereof and of the Offer and the satisfaction or earlier waiver of all the Offer Conditions as of any then-scheduled Expiration Date, Offeror shall accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after it is permitted to do so under applicable law. Subject to compliance with Rule 14d-11 under the Exchange Act, Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 15. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Offeror, regardless of any extension of the Offer or any delay in making such payment.

   If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer because of an invalid tender or for any other reason, or if certificates are submitted evidencing more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to DTC pursuant to the provisions of
Section 3, "Procedures for Tendering Shares," such Shares will be credited to an account maintained within DTC), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

   If, prior to the Expiration Date, Offeror increases the consideration offered to stockholders pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer.

   Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Offeror of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedures for Tendering Shares.

   Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees and any other required documents, or an Agent's Message in the case of a book-entry delivery, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates representing such Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfers set forth below (and a Book-Entry Confirmation received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. No alternative, conditional or contingent tenders will be accepted.

   The method of delivery of certificates representing Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and sole risk of the tendering stockholder, and Shares will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

   Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of Shares may be effected through book-entry at DTC, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, or an Agent's Message in the case of a book-entry delivery, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC does not constitute delivery to the Depositary.

   Signature Guarantee. No signature guarantee is required on the Letter of Transmittal if the Shares tendered thereby are tendered (i) by the registered holder of Shares (which term, for such purposes, includes DTC if its name appears on a security position listing as the owner of the Shares) who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act), by a member firm of the National Association of Securities Dealers, Inc., by a commercial bank or trust company having an office or correspondent in the United States or by any other "Eligible Guarantor Institution," as defined in Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for unpurchased Shares are to be issued or returned, to a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

   Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedure for book-entry transfers cannot be completed on a timely basis, such Shares may nevertheless be tendered if such tender complies with all of the following guaranteed delivery procedures:

     (i) the tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Offeror herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

     (iii) the certificates representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all Tendered Shares), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange ("NYSE") trading days after the date of such Notice of Guaranteed Delivery. If certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each such delivery.

   The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

   Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a Book-Entry Confirmation), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees (or an Agent's Message in connection with a book-entry delivery of Shares), and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Offeror.

   Backup United States Federal Income Tax Withholding. To prevent United States federal income tax backup withholding with respect to payment of the purchase price of Shares purchased pursuant to the Offer, each stockholder must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal.

   Determinations of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Offeror, in its sole discretion, and its determination will be final and binding on all parties. Offeror reserves the absolute right to reject any or all tenders of any Shares
(i) that are determined by it not to be in proper form or (ii) the acceptance for payment of or payment for which may, in the opinion of Offeror or its counsel, be unlawful. Offeror also reserves the absolute right, in its sole discretion, to waive any of the Offer Conditions (other than as prohibited by the Merger Agreement, as described in Section 1, "Terms of the Offer; Expiration Date") or any defect or irregularity in the tender of any Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Offeror. None of Offeror, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding on all parties.

   Appointment. By executing the Letter of Transmittal as set forth above, a tendering stockholder will irrevocably appoint designees of Offeror as the attorneys-in-fact and proxies of such stockholder in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Offeror (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after May 4, 2000), including, without limitation, the right to vote such Shares in such manner as such designees or their substitutes shall, in their sole discretion, deem proper. All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Offeror accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will be deemed ineffective). The designees of Offeror will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper. Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Offeror or its designees must be able to exercise full voting rights with respect to such Shares, including voting at any meeting of stockholders then or thereafter scheduled.

   The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer as well as the tendering stockholder's representation and warranty that (a) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Offeror upon the terms and subject to the conditions of the Offer.

4. Withdrawal Rights.

   Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedure set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn, pursuant to Section 14(d)(5) of the Exchange Act, at any time after July 9, 2000.

   For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfers set forth in
Section 3, "Procedures for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3, "Procedures for Tendering Shares," at any time prior to the Expiration Date or during the Subsequent Offering Period, if any.

   Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

   If Offeror extends the Offer, or if purchase of or payment for Shares is delayed for any reason, or if Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer, and subject to Offeror's obligations under the Merger Agreement. See Section 2, "Acceptance for Payment and Payment for Shares."

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of Offeror, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Certain United States Federal Income Tax Consequences.

   The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time and, therefore, the following statements and conclusions could be altered or modified. The discussion does not address holders of Shares in whose hands Shares are not capital assets, nor does it address holders who hold Shares as part of a hedging, "straddle," conversion or other integrated transaction, or who received Shares upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, United States expatriates or non-U.S. persons). Furthermore, the discussion does not address the tax treatment of holders who exercise appraisal rights in the Merger, nor does it address any aspect of state, local or foreign taxation or estate and gift taxation.

   The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law. The following summary does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of the Company. Because individual circumstances may differ, each holder of Shares should consult such holder's own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other tax laws.

   The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year.

   Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if a holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to include a reportable interest or dividend payment on its United States federal income tax return or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult such stockholder's own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption.

   All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Offeror and the Depositary). Stockholders who are foreign individuals should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that individual's exempt status (forms for such statements can be obtained from the Depositary), in order to avoid backup withholding.

6. Price Range of Shares; Dividends on the Shares.

   According to the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2000 (the "Company 10-K"), the Shares trade on the NYSE under the symbol "PHS." In July 1999 (the second quarter of the Company's fiscal year 1999), the Company completed its initial public offering of 5,600,000 Shares at a price of $18.00 per Share.

   According to the Company 10-K, the Company has not paid regular cash dividends in the last two fiscal years and intends to retain earnings for the growth and expansion of its business and not to declare or pay any cash dividends. Pursuant to the Merger Agreement, the Company has agreed that, without the prior written consent of Parent, it will not declare, set aside or pay any dividend or other distribution on any shares of capital stock of the Company, except that a direct or indirect wholly owned subsidiary may pay a dividend or distribution to its parent.

   The following table sets forth the high and low sales prices per Share on the NYSE for the periods indicated, as reported in published financial sources.

                                                                   High   Low
                                                                  ------ ------
   Fiscal Year Ended January 29, 2000:
     Second Quarter (ended July 31, 1999)........................ $22.00 $17.50
     Third Quarter (ended October 30, 1999)......................  18.38   8.56
     Fourth Quarter (ended January 29, 2000).....................  12.19   7.25
   Fiscal Year Ending January 27, 2001:
     First Quarter (ended April 29, 2000)........................   9.00   6.38
     Second Quarter (through May 9, 2000)........................  12.06   7.38

   The closing sale price per Share on the NYSE on May 4, 2000, the last full day of trading prior to the public announcement of Offeror's intention to make the Offer, was $7.63. The closing sale price per Share on the NYSE on May 9, 2000, was $12.00 Stockholders are urged to obtain current market quotations for the Shares and to review all information received by them from the Company, including the materials referred to in Section 8, "Certain Information Concerning the Company."

7. Effect of Offer on Market for Shares; New York Stock Exchange Listing; SEC Registration; Margin Regulations.

   Market for the Shares. The purchase of the Shares by Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares, if any, held by stockholders other than Offeror. Parent and Offeror cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

   NYSE Listing; SEC Registration. The Shares are currently listed and traded on the NYSE, which constitutes the principal trading market for the Shares. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may, therefore, be delisted from such exchange. According to the NYSE's published guidelines, the NYSE will consider delisting shares if, among other things, the number of publicly held shares (excluding shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) is less than 600,000 (subject to proportionate reduction if the unit of trading is less than 100 shares) or there are fewer than 400 stockholders (or, if the average trading volume for the most recent 12 months is less than 100,000 shares, fewer than 1,200 stockholders). The Company 10-K states that, as of March 31, 2000, the Company had 978 record owners of Shares, and the Company has represented in the Merger Agreement that, as of the date thereof, 18,150,000 Shares were outstanding. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of Shares is discontinued, the market for the Shares could be adversely affected.

   If the NYSE were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation National Market

System or other sources. The extent of a public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act (discussed below) and other factors.

   The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are held of record by less than 300 persons. If such registration were terminated, the Company would no longer be legally required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; the officers, directors and 10% stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of Section 16(b) of the Exchange Act or the proxy statement requirements of Section 14(a) of the Exchange Act in connection with stockholders' meetings; and the Shares would no longer be eligible for NYSE reporting or for continued inclusion on the Federal Reserve Board's "margin list." Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company could be deprived of their ability to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act").

   In the Merger Agreement, the Company has agreed to use its commercially reasonable efforts to cause the Shares to be de-registered from the NYSE and de-registered under the Exchange Act as soon as practicable following the effectiveness of the Merger (the "Effective Time"). However, Offeror intends to cause the Company to seek delisting of the Shares from the NYSE and to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If registration of the Shares is not terminated prior to the Merger, then the Shares will cease to be reported on the NYSE and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

   Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit by using the Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that following the Offer the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning the Company.

   Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor Offeror has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, neither Parent nor Offeror assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Parent and Offeror.

   The Company is a Delaware corporation with its principal executive offices located at N19 W24130 Riverwood Drive, Waukesha, Wisconsin 53188, telephone number 262-312-3000. According to the Company 10-K, the Company is a leading health benefit management company providing pharmacy benefit management and health information technology products.

   Set forth below is certain selected historical consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the audited consolidated financial statements presented in the Company 10-K and in the final prospectus filed by the Company with the Commission on July 14, 1999 in connection with the Company's initial public offering. More comprehensive financial information is included in those documents and in other documents filed by the Company with the Commission (which may be inspected or obtained in the manner set forth below), and the following summary is qualified in its entirety by reference to those materials and all of the financial information and notes contained therein or incorporated therein by reference.

                       ProVantage Health Services, Inc.
                  Selected Consolidated Financial Information
                   (in thousands, except per share amounts)

                                              Fiscal Years (52 Weeks) Ended
                                           -----------------------------------
                                           January 29, January 30, January 31,
                                              2000        1999        1998
                                           ----------- ----------- -----------
   Consolidated Statement of Net Earnings
    Data:
   Revenues...............................  $902,390    $643,260    $486,121
   Cost of revenues.......................   842,045     595,414     448,865
   Selling, general and administrative
    expenses..............................    32,937      24,910      19,990
   Depreciation and amortization
    expenses..............................     9,024       6,776       4,857
   Earnings from operations...............    18,384      16,160      12,409
   Interest income--net...................     1,213         543         293
   Provision for income taxes.............     8,335       7,221       5,581
   Net earnings...........................    11,262       9,482       7,121

   Basic net earnings per share of common
    stock.................................  $   0.72    $   0.76    $   0.57
   Diluted net earnings per share of
    common stock outstanding..............      0.72        0.76        0.57

   Weighted average number of shares of
    common stock outstanding..............    15,644      12,550      12,550
   Adjusted weighted average number of
    shares of common stock outstanding....    15,645      12,550      12,550
                                                           At
                                           -----------------------------------
                                           January 29, January 30, January 31,
                                              2000        1999        1998
                                           ----------- ----------- -----------
   Consolidated Balance Sheet Data:
   Total current assets...................  $160,334    $113,627    $ 73,108
   Total assets...........................   257,249     198,251     155,010
   Total current liabilities..............   102,718      79,733      60,243
   Long-term obligations..................     2,006         --          913
   Deferred income taxes..................     7,483       3,521       1,448
   Minority interest......................       --        2,949       2,315
   Total stockholders' equity.............   145,042     112,048      90,091

   Certain Company Projections. During the course of discussions between Parent and the Company that led to the execution of the Merger Agreement (see
Section 11, "Background of Offer"), the Company provided Parent with certain information relating to the Company which may not be publicly available. On February 14, 2000, before the Company had finished calculating its results for the fiscal year ended January 29, 2000 (referred to by the Company as fiscal year 1999), the Company provided Parent with its forecast for that fiscal year, as well as its plans for fiscal years 2000 through 2002. That information is summarized below (the following information has been excerpted from the materials presented to Parent and does not reflect consummation of the Offer or the Merger):

                       ProVantage Health Services, Inc.
           Financial Projections for Fiscal Years 1999 through 2002
                            as of February 14, 2000
                    (in millions, except per share amounts)

                                         Fiscal Years (52 Weeks) Ending
                                 -----------------------------------------------
                                 January 25, January 26, January 27, January 29,
                                    2003        2002        2001*      2000**
                                 ----------- ----------- ----------- -----------
   Revenues....................   $2,055.3    $1,581.2    $1,216.0     $902.3
   Cost of revenues............    1,943.7     1,491.9     1,142.9      842.8
   Selling, general and
    administrative expenses....       59.3        46.7        39.2       32.7
   Depreciation and
    amortization expenses......       17.7        14.2        12.1        8.6
   Earnings from operations....       34.6        28.4        21.8       18.2
   Net earnings................       20.4        16.7        13.4       11.2

   Basic net earnings per share
    of common stock............   $   1.12    $   0.92    $   0.74     $ 0.62

   Number of shares of common
    stock outstanding after
    initial public offering....       18.2        18.2        18.2       18.2

--------
* In late April 2000, the Company informed Parent that the Company's earnings for the first two months of fiscal year 2000 were lower than set forth in the plan provided to Parent in connection with its due diligence. On May 10, 2000, the Company issued a press release announcing its results for the first quarter of fiscal year 2000. That press release is disclosed as an Exhibit to the Company's Schedule 14D-9.

** Actual results for the fiscal year ended January 29, 2000 are presented in the first table in this Section 8.

   To the knowledge of Parent and Offeror, the Company does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because the information was made available to Parent by the Company. The Company has informed Parent that the projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company has also informed Parent that its internal financial forecasts (upon which the projections provided to Parent were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decision-making purposes and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments.

   The foregoing projections constitute forward-looking statements and are based on estimates and assumptions (not all of which were provided to Parent) made by the management of the Company with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are subject to significant contingencies and are difficult to predict, and many of which are beyond the control of the Company, Offeror or Parent or their respective advisors. Risks and uncertainties faced by the Company are discussed in greater detail in the Company's periodic filings with the Commission. Also, many of the assumptions upon which the projections were based, none of which were approved by Parent or Offeror, are dependent upon economic forecasting (both general and specific to the Company's businesses), which is inherently uncertain and subjective. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections.

   The inclusion of the foregoing projections should not be regarded as an indication that the Company, Offeror, Parent or any other person who received such information considers it a reliable prediction of future events, and neither Offeror nor Parent has relied (nor should any other person rely) on them as such. None of Offeror or Parent or any of their advisors assumes any responsibility for the reasonableness, completeness, accuracy or validity of any of the projections. None of Parent or Offeror and any of their representatives has made, or makes, any representation to any person regarding the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

   Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition, and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements, and other information should be available for inspection at the Commission's Public Reference Room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies should be obtainable upon payment of the Commission's customary charges by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

9. Certain Information Concerning Offeror, Parent and Merck-Medco.

   Information Concerning Offeror. Offeror, a Delaware corporation, was recently incorporated for the purpose of making the Offer and consummating the Merger. All of the outstanding capital stock of Offeror is owned by Merck-Medco, which is a wholly owned subsidiary of Parent. Until immediately prior to the time it purchases Shares pursuant to the Offer, it is not anticipated that Offeror will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Since Offeror is newly formed and has minimal assets and capitalization, no meaningful financial information is available for it. Offeror is not subject to the informational filing requirements of the Exchange Act.

   The principal executive offices of Offeror are located at One Merck Drive, Whitehouse Station, New Jersey 08889-0100, telephone number 908-423-1000. The name, business address, past and present principal occupations and citizenship of each of the directors and executive officers of Offeror are set forth in Annex I to this Offer to Purchase.

   Information Concerning Parent and Merck-Medco. Parent, a New Jersey corporation, is a global research-driven pharmaceutical company that discovers, develops, manufactures and markets a broad range of human and animal health products, directly and through its joint ventures, and provides pharmaceutical benefit services through Merck-Medco Managed Care, L.L.C., a Delaware limited liability company ("Merck-Medco"), of which Offeror is a direct wholly owned subsidiary. Parent's operations are principally managed on a products and services basis and are composed of two principal segments: Merck Pharmaceutical and Merck-Medco. Merck Pharmaceutical products consist of therapeutic agents, sold by prescription, for the treatment of human disorders. Merck-Medco revenues are derived from the filling and management of prescriptions and health management programs. At the end of 1999, Parent had approximately 62,300 employees worldwide. For the year ended December 31, 1999, Parent had sales of approximately $32.7 billion, net income of approximately $5.9 billion, basic earnings per common share of $2.51, and earnings per common share assuming dilution of $2.45. At December 31, 1999, Parent's working capital was approximately $2.5 billion, Parent's total assets were approximately $35.6 billion, and Parent's stockholders' equity was approximately $13.2 billion.

   The principal executive offices of Parent are located at One Merck Drive, Whitehouse Station, New Jersey 08889-0100, telephone number 908-423-1000. The principal business office of Merck-Medco is located at 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417. The name, business address, past and present principal occupations and citizenship of each of the directors and executive officers of Parent and Merck-Medco are set forth in Annex I to this Offer to Purchase.

   Except as set forth in this Offer to Purchase:

     (i) none of Parent nor Offeror nor, to the best knowledge of Parent and Offeror, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority owned subsidiary of any of the foregoing, including Merck-Medco, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company;

     (ii) none of Parent nor Offeror nor, to the best knowledge of Parent and Offeror, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority owned subsidiary of any of the foregoing, including Merck-Medco, has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days;

     (iii) since January 1, 1998, there have been no transactions which would be required to be disclosed under the rules and regulations of the Commission between any of Parent, Offeror or any of their respective subsidiaries, including Merck-Medco, or, to the best knowledge of Parent and Offeror, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and

     (iv) since January 1, 1998, there have been no negotiations, transactions or material contacts between any of Parent, Offeror or any of their respective subsidiaries, including Merck-Medco, or, to the best knowledge of Parent and Offeror, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning any merger, consolidation, acquisition, tender offer or other acquisition of securities of the Company, any election of directors of the Company, or any sale or other transfer of a material amount of assets of the Company.

   Neither Parent nor Offeror had any relationship with the Company prior to the commencement of the discussions which led to the execution of the Merger Agreement. See Section 11, "Background of Offer." Each of Parent and Offeror disclaims that it is an "affiliate" of the Company within the meaning of Rule 13e-3 under the Exchange Act.

   Parent is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition, and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities, any material interests of such persons in transactions with Parent, and other matters is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements, and other information should be available for inspection and copies should be attainable at the offices of the Commission in the same manner as set forth with respect to the Company in Section 8, "Certain Information Concerning the Company--Available Information." In addition, stockholders of the Company may also obtain copies of Parent's 1999 Annual Report by contacting the Office of the Secretary of Parent at Parent's principal executive offices set forth above.

10. Source and Amount of Funds.

   If all Shares are tendered to and purchased by Offeror in the Offer, the aggregate purchase price for such Shares and Parent's estimated related fees and expenses in the Offer will be approximately $231 million. In the Merger Agreement, Parent has agreed to provide or cause to be provided to Offeror the funds necessary to pay for all Shares that Offeror becomes obligated to purchase in the Offer. Parent, in turn, would obtain such funds from Parent's working capital. Accordingly, there are no material conditions to such financing. Parent and Offeror have not made any alternative financing arrangements or alternative financing plans. The Offer is not conditioned on Offeror or Parent obtaining any financing.

11. Background of Offer.

   In mid-November 1999, Merrill, Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") contacted Parent on an informal basis regarding whether Parent might have an interest in effecting a strategic transaction with the Company and Parent provided Merrill Lynch with an oral indication of interest. On December 1, 1999, Parent indicated in writing its desire to pursue a possible business combination and Parent and the Company entered into a confidentiality agreement on December 8, 1999 (the "Confidentiality Agreement").

   Throughout January and into February 2000, Parent conducted due diligence regarding the Company, and received a presentation from senior management regarding the Company on February 14, 2000. On February 28, 2000, Parent submitted a non-binding indication of interest to acquire the Company at a cash price in the range of $12.00 to $15.00 per share.

   On April 6, 2000, Merrill Lynch provided Parent with a proposed form of Merger Agreement and a deadline for the submission of an offer to acquire the Company. On April 18, 2000, Parent submitted a final proposal to acquire all of the Company's outstanding shares at $13.50 per share in cash. The offer submitted by Parent did not contain a financing contingency but was contingent upon certain matters.

   On April 24, 2000, representatives of the Company and Parent met to discuss certain aspects of the Company's business, including a projected negative trend in the Company's financial performance for the first two months of its first fiscal quarter as compared to the plan provided to Parent in connection with its due diligence. Representatives of the Company and Parent also discussed the terms of the employment arrangements for those senior executive officers of the Company from whom Parent was seeking employment agreements as a condition precedent to entering into the Merger Agreement.

   Throughout the next several days representatives of the Company, the Majority Stockholder and Parent and their respective legal and financial advisors continued to discuss the proposed business combination and negotiate the terms of the Merger Agreement, Stockholder Agreement and Side Letter.

   On April 25, 2000, the Board of Directors of Parent approved the Merger Agreement. On May 3, 2000, the Board of Directors of Merger Subsidiary approved the Merger Agreement.

   On April 26, 2000, representatives of the Parent and the Company along with their respective legal and financial advisors met by telephone conference to discuss various due diligence issues relating to the Company's business operations, including the Company's recent financial performance.

   On April 27, 2000, Parent advised the Company that it was willing to proceed with the transaction but was reducing its offer to $12.00 per share in cash based on its review of the projected negative trend in the Company's financial performance as compared to the plan provided to Parent.

   On May 1, 2000, the Company through Merrill Lynch and Parent discussed a possible increase in the purchase price to $12.50 per share and a resolution of the remaining open issues. On May 2, 2000, Parent increased its purchase price to $12.25 per share and agreed in principle to a resolution of the remaining open issues.

   Thereafter, representatives of the Company, the Majority Stockholder and Parent and their respective legal and financial advisors proceeded to complete negotiations on the Merger Agreement, the Stockholder Agreement and the Side Letter. In addition, the senior executives of the Company completed their negotiations with Parent regarding the terms of their respective Employment Agreements.

   Early in the morning on May 4, 2000, the Company and Parent completed negotiations and executed the Merger Agreement, the Company and the Majority Stockholder completed negotiations and executed the Side Letter and the Majority Stockholder and Parent completed negotiations and executed the Stockholder Agreement. The Employment Agreements were also executed by the parties thereto on that date. Thereafter, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement.

   Thereafter, in accordance with the Merger Agreement, Offeror began commencement of the Offer.

12. Purpose of the Offer; The Merger; Plans for the Company.

   Purpose. The purpose of the Offer and the Merger is for Offeror to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Offeror to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become an indirect wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

   There can be no assurance that the Merger will take place, although each party has agreed in the Merger Agreement to use its best efforts to cause the Merger to occur, because the Merger is subject to certain conditions, some of which are beyond the control of either Parent or the Company. Since the Parent's ultimate objective is to acquire ownership of all the Shares, if the Merger does not take place, the Parent would consider the acquisition, whether directly or through an affiliate, of Shares through private or open market purchases, or subsequent tender offers or a different type of merger or other combination of the Company with the Offeror or an affiliate or subsidiary thereof, or by any other permissible means deemed advisable by it. Any of those possible transactions might be on terms the same as, or more or less favorable than, those of the Offer or the Merger.

   Approval. Under the Delaware General Corporation Law, as amended (the "DGCL"), the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares may be required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously (by all those directors present) approved the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Offeror will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholders. Regarding any approvals necessary under the laws of other states, see Section 16, "Certain Regulatory and Legal Matters-- State Takeover Laws."

   Stockholder Meetings. In the Merger Agreement, the Company has agreed, after consummation of the Offer, to the extent required by applicable law, to promptly take all action necessary in accordance with the DGCL and the Company's certificate of incorporation and bylaws to convene a meeting of its stockholders to consider and vote on the Merger and the Merger Agreement. The Company has further agreed that, if a stockholders' meeting is convened, then, subject to the Company's rights described in Section 13, "The Transaction Documents--The Merger Agreement--Nonsolicitation Obligations and Exceptions," the Board of Directors of the Company shall recommend that the Company's stockholders vote to approve the Merger and the Merger Agreement, shall use commercially reasonable efforts to solicit from such stockholders proxies in favor of the Merger, and shall take all other reasonable action in its judgment necessary and appropriate to secure the vote of stockholders required by the DGCL to effect the Merger. At any such meeting, all of the Shares then owned by Parent, Offeror or any other subsidiary of Parent will be voted to approve the Merger and the Merger Agreement, and Parent and Offeror have agreed that neither they nor their subsidiaries will sell, transfer, assign, encumber or otherwise dispose of the Shares acquired pursuant to the Offer or otherwise prior to such meeting (except for transactions involving solely Parent, Offeror and/or their wholly owned subsidiaries). Notwithstanding the foregoing, if Offeror acquires Shares representing at least 90% of the votes represented by all outstanding Common Stock, then the parties will, at the request of Offeror, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders.

   Board Representation. For a description of Offeror's rights under the Merger Agreement to designate directors of the Company, see Section 13, "The Transaction Documents--The Merger Agreement--Board of Directors." Parent currently intends to designate a majority of the directors of the Company following consummation of the Offer. It is currently anticipated that Parent will designate such persons listed on Annex I as Parent shall determine to serve as the directors of the Company following consummation of the Offer. Offeror expects that such representation would permit Offeror to exert substantial influence over the Company's conduct of its business and operations.

   Short-form Merger. Under the DGCL, if Offeror acquires, pursuant to the Offer, at least 90% of the outstanding Shares, Offeror will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent and Offeror anticipate that they will take, and the parties to the Merger Agreement have agreed, at the request of Offeror, to take, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Offeror does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger.

   Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are met, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders' vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the Offer Price and the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the Offer Price or the Merger consideration.

   In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

   Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights. If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the DGCL, the Shares of such holder will be deemed to have been converted as of the Effective Time into the right to receive from the Surviving Corporation the Offer Price in accordance with the Merger Agreement.

   Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which Offeror seeks to acquire the remaining Shares not held by it. Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the Expiration Date at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

   Plans for the Company. Following the Offer and the Merger, Parent intends to integrate the Company into the business of Merck-Medco, through which Parent provides pharmaceutical benefit services, and to conduct the Company's business on a basis generally consistent with the Company's existing plans and programs. However, Parent will continue to evaluate the business and operations of the Company and will take such actions as it deems appropriate under the circumstances then existing.

   Extraordinary Corporate Transactions. Except as indicated in this Offer to Purchase, neither Parent nor Offeror has any present plans or proposals which relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the present dividend policy, or indebtedness or capitalization, of the Company,
(iv) any change in the Company's present Board of Directors or management, (v) any other material changes in the Company's corporate structure or business,
(vi) any class of equity securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association, or
(vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Securities Act.

13. The Transaction Documents.

 The Merger Agreement

   Commencement. The Merger Agreement provides for the commencement of the Offer within a reasonable period of time after the execution of the Merger Agreement. Parent is required to use its best efforts to cause Offeror to commence the Offer no later than the fifth business day after the execution of the Merger Agreement.

   Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the relevant provisions of the DGCL, Offeror shall be merged with and into the Company as soon as practicable (and no later than the second business day, unless otherwise agreed in writing by the parties) following the satisfaction or waiver of the conditions described under "Conditions to Obligations of All Parties to Merger Agreement," including the consummation of the Offer and, to the extent required by the DGCL, the approval of the stockholders of the Company of the Merger and the Merger Agreement. Following the Merger, the separate corporate existence of Offeror shall cease, and the Company shall continue as the Surviving Corporation and shall continue its existence under the laws of the State of Delaware, and the Surviving Corporation shall have (i) until amended, the same certificate of incorporation (amended to change the name to the Company's name), bylaws and directors as the Offeror had immediately prior to the Effective Time, and (ii) until replaced, the same officers as the Company had immediately prior to the Effective Time.

   Vote Required to Approve Merger. See Section 12, "Purpose of the Offer; The Merger; Plans for the Company--Stockholder Meetings."

   Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Offeror, the Company or the holders of any Shares, each issued and outstanding Share (other than Shares held by the Company as treasury stock or owned by Parent, Offeror or any subsidiary of Parent, which shall be cancelled and retired, with no payment made with respect thereto, and other than Shares with respect to which appraisal rights are properly exercised) will be converted into the right to receive from the Surviving Corporation the Offer Price in cash, each issued and outstanding share of common stock of Offeror will be converted into one share of common stock of the Surviving Corporation, and the Surviving Corporation will become an indirect wholly owned subsidiary of Parent. In the event that, prior to the Effective Time, the outstanding Shares shall have been changed into a different number of Shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger consideration shall be appropriately adjusted.

   Treatment of Stock Options. Upon the payment for the Shares by Offeror pursuant to the Offer and, if applicable, the exercise of the Option, each outstanding option to acquire Common Stock (each, a "Company Option") will be or become exercisable. Under the Merger Agreement, effective as of the Effective Time, all stock option or similar plans of the Company (each, a "Stock Plan") will terminate, and Parent will assume each Company Option under any Stock Plan. Each Company Option will be deemed to constitute an option (a "New Parent Option") to purchase, on the same terms and conditions as were applicable to such Company Option, the number of shares of Parent common stock (rounded to the nearest whole number) equal to the product of (A) and (B), where (A) is the number of shares of Common Stock subject to such Company Option and (B) is the Offer Price divided by the average of the closing sales prices of Parent common stock on the New York Stock Exchange for the ten (10) consecutive days immediately prior to and including the day preceding the Effective Time. The exercise price for the New Parent Options (rounded to the nearest whole cent) will be equal to (x) divided by (y), where (x) is the aggregate exercise price for the shares of Common Stock subject to such Company Option and (y) is the aggregate number of shares of Parent common stock purchasable pursuant to the New Parent Option; provided, however, that in the case of any Company Option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option will be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. In the Merger Agreement, Parent has agreed that, not later than 21 calendar days after the Effective Time, it will file a registration statement under the Securities Act on Form S-8 or other appropriate form covering shares of Parent common stock subject to issuance upon the exercise of the New Parent Options.

   Conditions to Obligations of All Parties to Merger Agreement. The respective obligations of each party to consummate the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

     (i) if required by applicable law, the Merger Agreement shall have been approved by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with applicable law;

     (ii) any applicable waiting period under the Hart-Scott-Rodino Act relating to the Merger shall have expired;

     (iii) Offeror shall have purchased Shares tendered pursuant to the Offer, except that such condition shall not be a condition to Parent's and Offeror's obligations to effect the Merger if Offeror shall have failed to purchase Shares pursuant to the Offer or, if applicable, pursuant to the exercise of the Option, in breach of its obligations under the Merger Agreement; and

     (iv) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

   Conditions to Obligations of Offeror. See Section 15, "Certain Conditions to Offeror's Obligations."

   Schedule 14D-9; Schedule TO and Offer Documents; State Filings. In the Merger Agreement, the Company has agreed that it will file with the Commission on the date of the commencement of the Offer the

Schedule 14D-9 containing the recommendations of its Board of Directors in favor of the Offer and the Merger; provided, however, that the Board of Directors of the Company may modify, withdraw or change such recommendation solely to the extent that the Board of Directors and the Company are permitted to do so as described below under "Nonsolicitation Obligations and Exceptions." The Company has granted to Parent certain rights to review and comment on the proposed forms of the Schedule 14D-9 and the exhibits thereto, as well as any amendments and supplements to the Schedule 14D-9, prior to their filing with the Commission or dissemination to stockholders of the Company. The Company will provide Parent and its counsel in writing any comments that the Company or its counsel may receive from the Commission or its staff with respect to the
Schedule 14D-9 promptly after receipt thereof, and shall disseminate the
Schedule 14D-9 as required by Rule 14d-9 under the Exchange Act. The Company shall promptly correct any information in the Schedule 14D-9 that shall have become false or misleading in any material respect and take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the Commission and disseminated to the stockholders of the Company, as and to the extent required by applicable federal securities laws.

   Also in the Merger Agreement, Parent and Offeror have made certain agreements with the Company regarding the filing of a Tender Offer Statement on Schedule TO including this Offer to Purchase and certain offer documents and the making of any filings required by applicable state law relating to the Offer. Also, Parent and Offeror have granted to the Company certain rights to review and comment on the proposed forms of the Schedule TO and such offer documents and state filings, as well as any amendments and supplements thereto. Parent and Offeror will provide the Company and its counsel in writing any comments that Offeror, Parent or their counsel may receive from the Commission or its staff or any applicable state authority with respect to such offer documents or state filings promptly after the receipt of the Merger Agreement. Parent and Offeror shall promptly correct any information in the Schedule TO, the Offer Documents or the State Filings that shall have become false or misleading in any material respect and take all steps necessary to cause the Schedule TO or such offer documents or state filings as so corrected to be filed with the Commission and any applicable state authority and disseminated to the stockholders of the Company, as and to the extent required by applicable law.

   Board of Directors. The Merger Agreement provides that, promptly upon the acceptance for payment of and payment for any Shares by Offeror pursuant to the Offer (and, to the extent the Minimum Condition is validly waived, the exercise of the Option), Offeror shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Offeror, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (a) the number of directors on the Board of Directors of the Company and (b) the percentage that such number of votes represented by Shares so purchased and Shares otherwise held by Parent and its affiliates, if any, bears to the number of votes represented by Shares outstanding, and the Company shall at such time, subject to applicable law, cause Offeror's designees to be so elected by its existing Board of Directors. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the information statement (the "Information Statement") containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Parent and Offeror shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Offeror's designees). In connection with the foregoing, the Company has agreed, subject to applicable law, promptly either to increase the size of the Board of Directors of the Company and/or to obtain the resignation of such number of its current directors as is necessary to enable Offeror's designees to be elected or appointed to the Company's Board of Directors as provided above; provided, however, that prior to the Effective Time the Board of Directors of the Company shall always have at least two (2) members who are neither officers, directors, stockholders or designees of Offeror or any of its affiliates ("Offeror Insiders") and each committee of the Board of Directors of the Company shall have at least one (1) member who is not an Offeror Insider. If the number of directors who are not Offeror Insiders is reduced below two for any reason prior to the Effective Time, then the remaining director who is not an Offeror Insider shall be entitled to designate a person to fill such vacancy who is not an Offeror Insider and who shall be a director not deemed to be an Offeror Insider for all purposes of the Merger Agreement. Following the election of Offeror's designees to the

Company's Board of Directors pursuant to the provisions described above and prior to the Effective Time (i) any amendment or termination of the Merger Agreement by the Company, (ii) any extension or waiver by the Company of the time for the performance of any of the obligations or other acts of Parent or Offeror under the Merger Agreement or (iii) any waiver of the Company's rights under the Merger Agreement shall, in any such case, require the concurrence of a majority of the directors of the Company then in office who are not Offeror Insiders.

   Parent currently intends to designate a majority of the directors of the Company following consummation of the Offer. It is currently anticipated that Parent will designate such persons listed on Annex I as Parent shall determine to serve as the directors of the Company following consummation of the Offer.

   Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Offeror, including, but not limited to, representations and warranties relating to the Company's organization and qualification to do business, the Company's authority to enter into the Merger Agreement and carry out the transactions contemplated thereby, the validity, binding effect and enforceability of the Merger Agreement with respect to the Company, required consents and approvals, the noncontravention and nonviolation by the Merger Agreement of the organizational documents and other agreements of the Company and of laws applicable to it, the Company's capitalization, the Company's subsidiaries, documents and Commission filings (including financial statements) relating to the Offer, the absence of certain material adverse changes or events since January 29, 2000, litigation, intellectual property rights, employee benefit plans, environmental matters, the payment of taxes and filing of tax returns, the inapplicablity of any antitakeover statute or regulation other than Chapter 552 of the Wisconsin Statutes and Section 203 of the DGCL and the approval of the Offer and the Merger by the Board of Directors of the Company in accordance with Section 203 of the DGCL, the fairness opinion of Merrill Lynch, the inapplicability of the Rights Agreement to the Offer and the Merger, the absence of arrangements for finders' fees (other than with Merrill Lynch) the Company's compliance with laws and permits, the full force and effect of the Company's contracts, the absence of related party transactions, and Company Net Working Capital.

   Parent and Offeror have also made customary representations and warranties to the Company, including, but not limited to, representations and warranties relating to Parent and Offeror's organization and qualification to do business, their authority to enter into the Merger Agreement and the Stockholder Agreement and consummate the transactions contemplated thereby, the validity, binding effect and enforceability of the Merger Agreement and the Stockholder Agreement with respect to Parent and Offeror, required consents and approvals, the noncontravention and nonviolation by the Merger Agreement and the Stockholder Agreement of the organizational documents and other agreements of Parent and its subsidiaries and of laws applicable to them, documents and Commission filings related to the Offer, the availability of necessary financing to consummate the Offer, the absence of arrangements for finders' fees (other than with J.P. Morgan), and the Parent and its subsidiaries not being "interested stockholders" within the meaning of Section 203 of the DGCL.

   Pursuant to the terms of the Merger Agreement, none of the representations and warranties made in the Merger Agreement will survive after the Effective Time.

   Conduct of Company's Business Pending Merger. In the Merger Agreement, the Company has entered into certain covenants concerning the conduct of business, prior to the Effective Time, by it and each of its "Subsidiaries," meaning any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company. The Company has agreed, except as otherwise contemplated by the Merger Agreement or as approved in writing by Parent, during the period from the date of the Merger Agreement to the Effective Time (unless (i) Parent, as controlling stockholder, directs the Company to the contrary or (ii) Parent's designees on the Company's Board of Directors vote in favor of a contrary action), the Company has agreed that it and its Subsidiaries will each conduct its operations according to its ordinary and usual course of business and, to the extent consistent therewith, will use its commercially reasonable efforts to preserve its business organization substantially intact and substantially maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates. Without limiting the generality of the foregoing, and except as otherwise expressly provided in the Merger Agreement, the Company has agreed that neither it nor any Subsidiary, without the prior written consent of Parent, will:

     (i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (a) additional shares of capital stock of any class (including the Shares), or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, or grant or accelerate any right to convert or exchange any securities of the Company for shares, other than (A) Shares issuable pursuant to the terms of outstanding Company Options and certain disclosed commitments, or (B) the issuance of shares of capital stock to the Company by a wholly owned Subsidiary, or (b) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date of the Merger Agreement or split, combine or reclassify any of the Company's capital stock, or (c) any bonds, debentures, notes or other obligations outstanding that would give the holders of which the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter, or (d) any other property or assets;

     (ii) purchase, redeem or otherwise acquire, or propose to purchase or otherwise acquire, any of its outstanding securities (including the Shares) other than pursuant to the Stock Plans;

     (iii) declare, set aside or pay any dividend or other distribution on any shares of capital stock of the Company, except that a direct or indirect wholly owned Subsidiary may pay a dividend or distribution to its parent;

     (iv) make (a) any acquisition of a material amount of assets or securities, any disposition (including by way of any lien) of a material amount of assets or securities, or enter into a material contract or release or relinquish any material contract rights, or make any amendments, or modifications thereto, except in all instances for actions in the ordinary course of business, or (b) any individual capital expenditures in excess of $350,000 and $3.0 million in the aggregate; provided, however, if the Offer has not been consummated within 90 days of the date of the Merger Agreement, the parties will negotiate in good faith to establish a reasonable capital expenditure budget;

     (v) except in the ordinary course of business, (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or entity or (b) make any loans, advances of capital contributions to, or investments in, any other person or entity, other than to the Company or any direct or indirect wholly owned Subsidiary;

     (vi) propose or adopt any amendments to the certificate of incorporation or bylaws of the Company;

     (vii) except as otherwise provided in the Merger Agreement, enter into any new employment, severance or termination agreements with, or grant any increase in severance or termination pay to, any officers, directors or key employees or grant any material increases in the compensation (except in the ordinary course of business consistent with past practice) or benefits to officers, directors and key employees or adopt any new employee benefit plan, program, policy or arrangement;

     (viii) change any accounting methods, principles or practices materially affecting their assets, liabilities or business, except insofar as may be required by a change in generally accepted accounting principles;

     (ix) settle or compromise any material claims or litigation or modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims; or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business;

     (x) make any material tax election or settle or compromise any material income tax liability; or

     (xi) agree in writing or otherwise to take any of the foregoing actions.

   Nonsolicitation Obligations and Exceptions. The Company has agreed in the Merger Agreement to immediately cease and terminate any existing activities, discussions or negotiations with any parties with respect to any acquisition or exchange of all or any material portion of the assets of, or more than 20% of the equity interest in, the Company or any of its Subsidiaries or any business combination, merger or similar transaction with or involving the Company or any Subsidiary or division of the Company (an "Acquisition Transaction"). Also, the Company has agreed (except as set forth below) that it will not, directly or indirectly, knowingly encourage, solicit, participate in or initiate discussions or negotiations with, or provide any nonpublic information to, any person other than Parent and Offeror and their affiliates, associates and designees Offeror or its affiliates or representatives (a "third party") with respect to any inquiries or the making of any offer or proposal concerning an Acquisition Transaction (an "Acquisition Proposal") or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal.

   Notwithstanding the foregoing, but subject to the following sentence, if, after the date of the Merger Agreement, and prior to the payment for Shares by Offeror pursuant to the Offer or, to the extent the Minimum Condition is waived, the date on which the Option is exercised (the earliest of such dates is referred to as the "Closing Date"), any person makes a bona fide written fully financed (which for the purposes of the Merger Agreement shall mean the receipt of a commitment letter, from a reputable person capable of financing the transaction, subject only to normal and customary exceptions) all-cash Acquisition Proposal (a "Bona Fide Acquisition Proposal") to the Board of Directors of the Company which was not knowingly encouraged, solicited or initiated by the Company or any of its affiliates or Subsidiaries:

     (a) the Company may furnish information and access, but only in response to a request for information or access, to the person making the Bona Fide Acquisition Proposal;

     (b) the Company may participate in discussions and negotiate with such person concerning the Bona Fide Acquisition Proposal; and

     (c) the Board of Directors of the Company may modify, amend or withdraw its recommendation relative to the Offer or the Merger or authorize the Company, subject to the payment of the Termination Fee and Expense Reimbursement (defined below under "Expenses; Termination Fee") and subject to its rights to match a Binding Superior Agreement (defined below under "Termination"), to enter into a Binding Superior Agreement.

The foregoing rights with respect to a Bona Fide Acquisition Proposal will apply only if:

     (i) the Board of Directors of the Company determines in good faith, (A) taking into account the reasoned advice of outside counsel to the Company to the effect that failing to provide such information or access or to participate in such discussions or negotiations or so to authorize or modify, to amend or withdraw such recommendation, as the case may be, is more likely than not to constitute a breach of the fiduciary duties of the Board of Directors, and (B) taking into account the advice of financial advisors to the Company to such effect, that such Bona Fide Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all financial aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by the Merger Agreement (any such more favorable Bona Fide Acquisition Proposal as to which both of the determinations referred to in subclauses (A) and (B) above have been made being referred to as a "Superior Proposal"); and

     (ii) the Board of Directors of the Company receives from the person making the Bona Fide Acquisition Proposal an executed confidentiality agreement the terms of which are (A) no less favorable to the Company and
  (B) no less restrictive to the person making such Bona Fide Acquisition Proposal than those contained in the Confidentiality Agreement.

   The Company will notify Parent within 48 hours if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company and shall in such notice indicate the identity of the offeror and the material terms and conditions of any such proposal and thereafter shall keep Parent reasonably informed, on a current basis, of the status and material terms of such proposals and the status of such negotiations or discussions, providing copies to Parent of any Acquisition Proposals made in writing. The Company shall provide Parent with four business days advance notice of, in each and every case, its intention to either enter into any agreement with or to provide any information to any person making any such inquiry or proposal.

   The Company has agreed, subject to the foregoing provisions, not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party and to use its best efforts to enforce any such agreements at the request of and on behalf of Parent. The Company also will, at the request of Parent, promptly request each person which has executed, within 12 months prior to the date of the Merger Agreement, a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information furnished to such person by or on behalf of the Company.

   Under certain circumstances, the Company will be obligated to pay a Termination Fee and Expense Reimbursement (defined below under "Expenses; Termination Fee") if the Merger Agreement is terminated on or after the date that it becomes publicly known that any person (i) has made a Bona Fide Acquisition Proposal or (ii) has announced an intention to make a fully financed all-cash Acquisition Proposal. See "Termination Fee; Expenses."

   Indemnification; Continuance of Existing Indemnification Provisions. In the Merger Agreement, the parties have agreed to cooperate and use their commercially reasonable efforts to defend against any actual or threatened claim, action, suit, proceeding or investigation, including those in which any person who is or was a director, officer or employee of the Company or any of its Subsidiaries at any time prior to the Effective Time (the "Indemnified Parties") is, or is threatened to be, made a party because of (i) such person's position with the Company or any of its Subsidiaries or any of their respective predecessors or (ii) the Merger Agreement or any of the transactions contemplated thereby, whether in any case asserted or arising before or after the Effective Time. Also, Parent has agreed, after the Effective Time, to indemnify and hold harmless, to the fullest extent permitted by law, each such Indemnified Party with respect to any such threatened or actual claim, action, suit, proceeding or investigation, subject to certain rights of Parent to assume the defense thereof unless a conflict of interest exists, to pay for only one counsel in such defense, and to consent to settlements (which consent shall not be unreasonably withheld). The obligations of Parent described in this paragraph will continue with respect to any claim asserted by the sixth anniversary of the Effective Time.

   The parties to the Merger Agreement have agreed that, for a period of six years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and limitation of liability set forth in the Company's certificate of incorporation and bylaws on the date of the Merger Agreement. The parties have also agreed that, at the Effective Time, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing on the date of the Merger Agreement in favor of the current or former directors or officers of the Company and the Subsidiaries as provided in any indemnification agreements of the Company shall be assumed by the Surviving Corporation in the Merger and will continue in full force and effect (to the extent consistent with applicable law) in accordance with their terms. Also, for a period of six years after the Effective Time, (i) the Surviving Corporation shall provide directors' and officers' liability insurance in respect of acts or omissions occurring prior to the Effective Time comparable to the Company's current policy but only to the extent obtainable at a cost of no more than 200% greater than the cost of such current policy, and (ii) Parent shall cause the Surviving Corporation to honor its commitments and obligations described in this paragraph.

   Commercially Reasonable Efforts to Consummate Offer and Merger. The parties to the Merger Agreement have made certain covenants to use their commercially reasonable efforts to consummate the transactions contemplated by the Merger Agreement as soon as practicable, including with respect to making required filings, obtaining necessary consents, approvals, license, permits, authorizations, registrations, qualifications or other permissions, giving necessary notices, and avoiding any decree, order or judgment that would restrain, prevent, or delay the consummation of the Offer or the Merger. Parent has also agreed to take any and all commercially reasonable steps (including, in certain instances, litigation or the divestiture of assets or businesses of the Company) necessary to avoid or eliminate every applicable impediment under any antitrust, competition or trade regulation law that is asserted by any governmental entity with respect to the Offer or the Merger so as to enable the consummation of the Offer or the Merger to occur as expeditiously as possible. Such commercially reasonable steps include (1) the obligation of Parent to litigate with any governmental entity for a period through and including December 31, 2000 and (2) the "Divestiture Obligation," meaning the obligation of Parent to divest assets or businesses of the Company as may be required in order to facilitate the expiration of any applicable waiting period under any antitrust, competition or trade regulation law, to secure the termination of any investigation by any governmental entity or to avoid the filing of litigation by any governmental entity seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger, or to the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the purchase of Shares pursuant to the Offer or the consummation of the Merger; provided, however, that Parent will not be required (i) to divest, sell or hold separate any of its assets or properties other than assets or properties of the Company,
(ii) to consent to Parent or the Company doing any of the foregoing if any proposed divestiture of assets or businesses would have or be reasonable likely to have a Company Material Adverse Effect, (iii) to enter into a consent decree or assume any other obligations with respect to the ongoing operations of Parent, its subsidiaries or the Company (but Parent has agreed to enter into a consent order if the sole purpose thereof is to cause the Company to become subject to a specified existing consent order of the Federal Trade Commission (the "FTC") to the same extent that Merck-Medco is subject to such order) or
(iv) to litigate with any governmental entity for a period beyond December 31, 2000.

   Existing Employment Agreements and Benefits. The Merger Agreement provides that Parent will cause the Surviving Corporation to honor specified employment, severance, consulting or other compensation agreements, plans or contracts in effect on the date of the Merger Agreement between the Company or any of its Subsidiaries and any officer, director or employee thereof. Also, the parties to the Merger Agreement have agreed to certain provisions (i) to provide for the coverage of the employees of the Company and its subsidiaries as of the Effective Time under benefits plans and programs of Parent and its affiliates on and following the Effective Time, (ii) to cause the Company, effective as of the Closing Date, to cease to participate in the employee benefit plans, programs, policies and arrangements sponsored and maintained by the Majority Stockholder, and (iii) except as provided in the Merger Agreement, for the Company to use commercially reasonable efforts to cause the Majority Stockholder to retain, bear and be responsible for all liabilities and obligations under such plans, programs, policies and arrangements, including under the Majority Stockholder's Deferred Compensation Plan.

   Intercompany Balance; Specified Affiliate Agreements. In the Merger Agreement, the Company has agreed, as of the acceptance for payment of, and payment for, any Shares by Offeror pursuant to the Offer, (i) to settle the net amount of all intercompany payables or receivables between the Majority Stockholder and its affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company and its Subsidiaries, on the other hand (the "Intercompany Balance"), and (ii) to terminate all ongoing contracts, commitments and arrangements between the Majority Stockholder and its affiliates (other than the Company or its Subsidiaries) and the Company and its Subsidiaries, except for transactions contemplated by the Merger Agreement and the following agreements as contemplated by the Side Letter (defined in this Section 13 under "The Side Letter"): (a) Indemnification and Hold Harmless Agreement dated July 19, 1999; (b) Tax Sharing Agreement dated July 19, 1999;
(c) Prescription Benefit Management Agreement dated March 4, 1996; (d) Lease Agreement dated August 1, 1999; (e) Information Technology Services Agreement dated July 19, 1999; and (f) End User License Agreement dated as of January 29, 2000 (collectively, the "Specified Affiliate Agreements"). Also, the Company has agreed, prior to the consummation of the Offer, not to terminate, amend, modify, or grant any waivers of the Specified Affiliate Agreements or the Employment Agreements (defined in this Section 13 under "The Employment Agreements--Term; Duties, Compensation") and not to permit the Intercompany Balance to be increased or decreased other than as specified. See "The Side Letter" and "The Employment Agreements" under this Section 13.

   Company Net Working Capital. Under the Merger Agreement, the Company will, within five business days after the end of each Company Fiscal Period (including, without limitation, the Company Fiscal Period immediately prior to the expiration of the Offer), deliver to Parent a certificate providing the Company's good faith calculation of Company Net Working Capital (defined in the following paragraph) on a line-item by line-item basis at the end of such immediately prior Company Fiscal Period. Within five business days of receipt by Parent of such certificate with regard to the Company Fiscal Period immediately prior to expiration of the Offer, Parent will cause Arthur Andersen L.L.P. ("Arthur Andersen") to deliver to the Company and the Majority Stockholder its calculation of Company Net Working Capital on a line-item by line-item basis for such Company Fiscal Period. If Arthur Andersen's calculation discloses that Company Net Working Capital is less than $55.0 million (a "Working Capital Shortfall"), the Majority Stockholder may, within one business day, in its sole discretion, choose one of the following:
(i) to make a payment to Parent in the amount of the Working Capital Shortfall by immediately available funds; or (ii) to agree to the audit and indemnification procedures set forth in the Side Letter. If the Majority Stockholder timely makes such a payment or timely so agrees in writing, or if Arthur Andersen's calculation of Company Net Working Capital discloses no Working Capital Shortfall, the Company will be deemed to have satisfied the Net Working Capital Condition. See "The Side Letter" under this Section 13 and also
Section 15, "Certain Conditions to Offeror's Obligations."

   For purposes of the Merger Agreement, "Company Net Working Capital" means current assets less current liabilities, calculated on any particular date as if such date were the Company's normal year-end, and excluding the proceeds from the exercise of any Company Options, with (i) current assets including without limitation cash and cash equivalents, receivables (less allowance for losses), pharmaceutical inventories, deferred tax benefits and other current assets, and (ii) current liabilities including without limitation short-term debt, accounts payable, accrued liabilities and all intercompany amounts due to and/or from the Majority Stockholder and its affiliates other than the Company (whether short term or long term).

   Additional Covenants. In addition to the covenants noted above, the parties to the Merger Agreement have entered into certain other covenants and agreements, including with respect to (i) Parent's access to the Company's and each Subsidiary's offices and other facilities, books and records, and financial and operating data (except for competitively sensitive information or as limited by applicable law, and except that information so obtained by Parent will be subject to the provisions of the Confidentiality Agreement), (ii) the issuances of press releases and other public statements with respect to the transactions contemplated by the Merger Agreement, (iii) Parent's agreement to cause Offeror to comply with its obligations under the Merger Agreement and the Offer and to cause Offeror to consummate the Merger, and (iv) the parties' agreement to use their commercially reasonable efforts to limit the application of Section 280G(b)(1) of the Code to the transactions contemplated by the Merger Agreement.

   Termination. The Merger Agreement may be terminated at any time prior to the Effective Time (notwithstanding approval of the Merger Agreement by the stockholders of the Company):

     (i) by mutual written consent of the Company and Parent;

     (ii) by either the Company or Parent upon notification to the other party, if the Offer has not been consummated by December 31, 2000 (the "December 31 Termination Right"); provided, however, that such termination right will not be available to any party whose failure to fulfill any obligation under the Merger Agreement or the Offer has been the cause of, or resulted in, the failure of the Shares to have been purchased pursuant to the Offer;

     (iii) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Offer or the Merger is entered and such judgment, injunction, order or decree shall become final and non-appealable; provided, however, that the party seeking to so terminate the Merger Agreement shall have used commercially reasonable efforts to remove such order, decree, ruling or injunction and shall not be in violation of its obligations described above under "Commercially Reasonable Efforts to Consummate Offer and Merger";

     (iv) by the Company, if (a) the Company is not in material breach of any of its covenants or agreements in the Merger Agreement, (b) the Board of Directors of the Company authorizes the Company, prior to the Closing Date, and subject to complying with the terms of the Merger Agreement, to enter into a binding written agreement concerning a Superior Proposal (a "Binding Superior Agreement") and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and (c) Parent does not make, within four business days of receipt of the Company's written notification of its intention to enter into a Binding Superior Agreement, a written and binding offer that is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal (the "Superior Agreement Termination Right"); the Company has agreed (A) that it will not enter into a Binding Superior Agreement until at least the first calendar day following the fourth business day after it has provided the written notice to Parent required thereby, (B) to notify Parent promptly if its intention to enter into a Binding Superior Agreement referred to in such notice shall change at any time after giving such notification and (C) that it will not terminate the Merger Agreement or enter into a Binding Superior Agreement if Parent has, within the period referred to in clause (A) of this sentence, made a written and binding offer that is at least as favorable to the Company's stockholders from a financial point of view as the Superior Proposal; or

     (v) by Parent, at any time prior to the Closing Date, if the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn or adversely modified its approval or recommendation of, the Offer or the Merger or failed to reconfirm its recommendation of the Offer or the Merger within four business days after a written request by Parent to do so, or shall have resolved to do any of the foregoing (the "Change in Board Recommendation Termination Right").

   Any termination of the Merger Agreement by Parent or the Company pursuant to the foregoing provisions will require action by its respective Board of Directors. If the Merger Agreement is terminated, it will become void and of no effect with no liability of any party except as described below under "Termination Fee; Expenses"; provided, however, that except as otherwise provided therein, no such termination shall relieve any party of any liability or damages resulting from any willful breach of the Merger Agreement.

   Termination Fee; Expenses. The Company has agreed to pay Parent a termination fee of $8.0 million in cash (the "Termination Fee") and all of the documented out-of-pocket third party charges and expenses reasonably incurred by Parent or Offeror in connection with the Merger Agreement and the Stockholder Agreement and the transactions contemplated thereby, up to a maximum of $1,500,000, in the aggregate (the "Expense Reimbursement"), in the event that (i) a Bona Fide Acquisition Proposal shall have been made or any person shall have announced an intention to make a Bona Fide Acquisition Proposal, and on or following the date of the Merger Agreement but prior to the Closing Date, such Bona Fide Acquisition Proposal, announcement or intention is or becomes publicly known and (ii) on or following the date on which such Bona Fide Acquisition Proposal, announcement or intention is or becomes publicly known:

     (i) the Merger Agreement is terminated by either Parent or the Company pursuant to the December 31 Termination Right and if terminated by Parent or Offeror, such termination shall be prior to the Closing Date, and within six months after such termination, the Company either enters into a definitive agreement with respect to, or consummates, an Acquisition Transaction;

     (ii) the Merger Agreement is terminated by the Company pursuant to the Superior Agreement Termination Right;

     (iii) the Merger Agreement is terminated by Parent pursuant to the Change in Board Recommendation Termination Right; or

     (iv) the Merger Agreement is terminated as a result of the failure of the Company to satisfy any one of the conditions described in clauses (iii) or (vii) under Section 15, "Certain Conditions to Offeror's Obligations."

If the Company fails to promptly pay the foregoing amount and a binding non-appealable judgment is rendered against the Company for such fee, the Company shall pay to Parent or Offeror its reasonable costs and expenses in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

   The Merger Agreement provides that the forgoing payment shall be the sole and exclusive remedy of Parent upon termination of the Merger Agreement pursuant to the December 31 Termination Right, the Superior Agreement Termination Right or the Change in Board Recommendation Termination Right, other than with respect to any liability for the willful and knowing breach of any representations, warranties, covenants or agreements set forth in the Merger Agreement.

   Other than as set forth above, the Merger Agreement provides that all fees, costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

   Amendments, Extensions and Waivers. At any time prior to the Effective Time, a party to the Merger Agreement may, by written instrument signed on behalf of such party, (a) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (b) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto by any other party or (c) subject to the following sentence, waive compliance by any other party with any of the agreements or conditions contained therein. Also, to the extent permitted by applicable law, the Merger Agreement may be amended by a written instrument signed on behalf of each of the parties; provided, however, that after the Company's stockholders have approved the Merger Agreement, no amendment may be made which by law requires further approval of the Company's stockholders without the approval of such stockholders. Any amendment, extension or waiver as described in this paragraph will require, in the case of Parent or the Company, action by its Board of Directors or, with respect to any amendment of the Merger Agreement, a duly authorized committee of its Board of Directors.

   Assignment under Merger Agreement or Stockholder Agreement. The Company may not assign any of its rights and obligations under the Merger Agreement. Parent or Offeror may assign any of its rights and obligations under the Merger Agreement or the Stockholder Agreement to any direct or indirect wholly owned subsidiary of Parent (but no such assignment will relieve the assignor of its obligations under the Merger Agreement) and any of Parent, Offeror or any direct or indirect wholly owned subsidiary of Parent may purchase Shares in the Offer.

 The Stockholder Agreement

   Agreement to Tender Shares. On May 4, 2000, Parent and Offeror entered into the Stockholder Agreement (the "Stockholder Agreement") with the Majority Stockholder. The Stockholder Agreement applies with respect to the 11,710,000 Shares owned of record or beneficially by the Majority Stockholder on the date of the Stockholder Agreement, and any additional Shares and warrants, options or other securities or rights exercisable for, exchangeable for or convertible into Shares which they may acquire (collectively, the "Option Shares"). The Majority Stockholder has agreed to validly tender the Option Shares pursuant to the Offer and not to withdraw the Option Shares prior to the expiration of the Offer.

   Grant and Exercise of Option. The Majority Stockholder has granted to Offeror an option (the "Option") to purchase all, and not less than all, of the Option Shares, for cash and without interest, at the Offer Price. The Offeror may assign the Option to one or more of its affiliates. The Option may be exercised, at any time after the expiration or termination of all waiting periods under the Hart-Scott-Rodino Act applicable to such exercise, by written notice to the Majority Stockholder specifying a date and time for the closing, which shall be not earlier than two business days nor later than 30 business days from the date of such notice, and after the Offer has expired or been terminated.

   Notwithstanding the provisions described in the previous paragraph, if the Company receives an Acquisition Proposal which the Company in good faith, after compliance with the provisions described under "The Merger Agreement-- Nonsolicitation Obligations and Exceptions," believes is a Superior Proposal and gives the required written notice to Parent of such Superior Proposal, Parent and Offeror will not exercise the Option (if it is then exercisable) for a period commencing on the date of such written notice and ending on the first to occur of (i) one business day after the Company can properly terminate the Merger Agreement pursuant to the Superior Agreement Termination Right, (ii) written notice to Parent and Offeror from the Company that such Superior Proposal is not being pursued, which notice shall be provided by the Company to Parent and Offeror in writing promptly upon any such determination, and (iii) the date on which the Company receives a written and binding offer that is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal (such period, the "Review Period").

   If Offeror exercises the Option and the Merger Agreement remains in full force and effect (i) the Option Shares will be treated as if purchased by Offeror in the Offer and (ii) Parent and Offeror will ensure that the transactions contemplated by the Merger Agreement are consummated. If Offeror exercises the Option and the Merger Agreement is not in full force and effect
(i) Parent and Offeror will cause the Merger Agreement to again become in full force and effect (or to cause a merger agreement containing the same economic terms to become in force and effect) and (ii) Parent and Offeror will ensure that the transactions contemplated by the Merger Agreement (or any replacement merger agreement) are fully consummated.

   Expiration of Option. The Option shall expire on the earliest of (a) the purchase of the Option Shares by the Offeror pursuant to the Offer, (b) the Effective Time, (c) the termination of the Merger Agreement pursuant to any of the provisions described under "The Merger Agreement--Termination," and (d) thirty (30) days after termination or expiration of the Offer.

   Voting. The Majority Stockholder has agreed that, until the expiration of the Option, it will (a) vote all Option Shares in favor of the Merger; (b) not vote any Option Shares in favor of any action or agreement which would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (c) vote all Option Shares against any action or agreement which would impede, interfere with or attempt to discourage the Offer or the Merger, including but not limited to (i) any competing Acquisition Proposal, (ii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by the Offeror, (iii) any material change in the capitalization or dividend policy of the Company, or (iv) any other material change in the Company's corporate structure or business. Also, the Majority Stockholder has irrevocably (except as described in the following sentence) appointed the designees of Offeror as their proxies, to vote the Option Shares, at any meeting of stockholders with a record date after May 4, 2000 (which does not permit such proxies to vote the Shares at the Company's currently scheduled annual meeting with respect to the agenda items disclosed in the Company's April 19, 2000 Proxy Statement) or with respect to any action of the stockholders by written consent, in such manner as such proxies shall in their sole discretion deem proper, and such proxy will terminate upon the termination of the Stockholder Agreement. The foregoing proxy revokes any prior proxy granted by the Majority Stockholder with respect to the Option Shares, except for any proxy granted with respect to the Company's currently scheduled annual meeting. The obligations described in this paragraph will not apply during any Review Period, during which the Majority Stockholder may revoke the foregoing proxy as long as it reinstates such proxy promptly upon expiration of such Review Period (unless the Company accepts a Superior Proposal, in which case the proxy will terminate).

   Restrictions on Transfer. The Majority Stockholder has generally agreed, prior to the expiration of the Option Shares, not to dispose of or enter into any arrangement for the disposition of any Option Shares, not to deposit any Option Shares into a voting trust or grant any proxies or enter into any voting agreement with respect to any Option Shares, and not to take or omit to take any action that would prevent the Majority Stockholder from delivering the Option Shares to Offeror or otherwise performing its obligations under the Stockholder Agreement.

   No Solicitation. Other than to the extent permitted as described under "The Merger Agreement--Nonsolicitation Obligations and Exceptions," the Majority Stockholder has agreed, prior to the expiration of the Option Shares, not to initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making or implementation of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or enter into any discussions or negotiations in furtherance of such inquiries or to obtain an Acquisition Proposal, or agree to or endorse any Acquisition Proposal.

   Additional Covenants. In addition to the agreements described above, the parties to the Stockholder Agreement have entered into agreements with respect to (i) the execution of the Side Letter, Parent's right to be a third party beneficiary thereof and to consent to any termination or amendment thereof or waiver thereunder, and the taking of all actions necessary by the Majority Stockholder to cause the compliance with certain covenants thereunder, (ii) the indemnification by the Majority Stockholder of Parent and its affiliates (including the Company) with respect to certain liabilities arising by reason of the previous affiliation of Company and any of its Subsidiaries with the Majority Stockholder, (iii) the indemnification by the Majority Stockholder of Parent, Offeror, the Company, each of their affiliates and each officer, director and employee thereof with respect to breaches by the Company of certain provisions of the Merger Agreement, and (iv) each party using its commercially reasonable efforts to obtain all necessary consents, approvals or waivers under the Hart-Scott-Rodino Act and, if required, the filing by the Majority Stockholder of a premerger notification and report form under the Hart-Scott-Rodino Act with respect to the Merger.

   Representations and Warranties. Under the Stockholder Agreement, the Majority Stockholder has made customary representations and warranties to Parent and Offeror, including with respect to (i) its record or beneficial ownership of, and right to vote, the Option Shares, (ii) its power and authority to execute and deliver the Stockholder Agreement without obtaining third-party consents, the noncontravention and nonviolation by the Stockholder Agreement of the other arrangements of the Company and of judgments, decrees, orders and laws applicable to it, and the valid, binding and enforceable effect of the Stockholder Agreement, (iii) the Option Shares being validly issued, fully paid and nonassessable (except as otherwise provided by Wisconsin law),
(iv) the Option Shares being free of all other liens, encumbrances, voting or disposition arrangements, and (v) upon the exercise of the Option, the transfer of good and marketable title to the Option Shares to Offeror, free of all liens and encumbrances (except as created by Offeror).

   Each of Parent and Offeror has also made customary representations and warranties under the Stockholder Agreement, including with respect to (i) its incorporation, (ii) its power and authority to enter into and perform its obligations under the Stockholder Agreement, (iii) its authorization, execution and delivery of the Stockholder Agreement, and (iv) the valid, binding and enforceable effect of the Stockholder Agreement.

 The Side Letter

   As a condition to entering into the Merger Agreement, Parent required that the Company enter into a Side Letter, dated May 4, 2000, with the Majority Stockholder (the "Side Letter"). Parent is named as a third party beneficiary of the Side Letter, and the parties have agreed that they will not terminate, amend or modify the Side Letter, or waive any of the provisions thereof, or of the underlying agreements without the prior written consent of Parent, which consent may be withheld for any reason or no reason.

   The Side Letter provides for the treatment of all ongoing contracts, commitments and arrangements between the parties (the "Affiliate Agreements") from and after the date on which the Majority Stockholder ceases to beneficially own a majority of the Shares (the "Change of Control Date"). The Side Letter specifies certain amendments, restatements, or terminations and replacements of the Administrative Services Agreement dated July 19, 1999 and of the Specified Affiliate Agreements (including an Amended and Restated Tax Matters Agreement and an Amendment to Lease Agreement, each dated May 4, 2000) and, with respect to all other Affiliate Agreements, the termination thereof as of the Change of Control Date. The Side Letter also sets forth the parties' agreement to settle in full the Intercompany Balance as of the Change of Control Date, with the parties acknowledging that they will incur prospective payment obligations pursuant to those Affiliate

Agreements that remain in effect after the Change of Control Date pursuant to the terms of those agreements as amended by the Side Letter. Also, if Arthur Andersen's calculation of Company Net Working Capital for the Company Fiscal Period immediately prior to expiration of the Offer discloses a Working Capital Shortfall, and the Company chooses to have such calculation audited, the Side Letter sets forth (i) the procedures for such audit and (ii) the Majority Stockholder's agreement under such circumstances to pay the Working Capital Shortfall calculated pursuant to those audit procedures, with interest thereon. See "The Merger Agreement--Intercompany Balance; Specified Affiliate Agreements" and "Company Net Working Capital."

   Also under the Side Letter, the Majority Stockholder has agreed to abide by certain of the employment arrangements discussed above under "The Merger Agreement--Existing Employment Agreements and Benefits." In addition, the Majority Stockholder has confirmed the Company's right to use products and services provided to the Majority Stockholder and its affiliates by Microstrategy, Inc. and its affiliates pursuant to the contractual arrangements in place on May 4, 2000 and sets forth the prices to be paid by the Company for certain of such products and services.

 The Employment Agreements

   Term; Duties; Compensation. In connection with the Merger Agreement, on May 4, 2000, Merck-Medco, which is a wholly owned subsidiary of Parent and of which Offeror is a direct wholly owned subsidiary, entered into Employment Agreements (the "Employment Agreements") with each of Jeffrey A. Jones, Glen C. Laschober, Peter F. Hoffman, Joseph A. Coffini and Matthew Zirpoli, each of whom is currently an executive officer of the Company (the "Executives"). Pursuant to the terms of the Employment Agreements, Merck-Medco has agreed to employ each of the Executives for a period commencing on the date of the consummation of the Offer and ending on the second anniversary thereof or, if later, the second anniversary of the Effective Time (the "Employment Period"). During the Employment Period, each of the Executives will perform those duties and services as may be designated from time to time by the President of Merck-Medco or his designee. In exchange for his services, each Executive will receive a specified annual base salary, subject to annual merit increases at the discretion of Merck-Medco, and will be eligible (a) to receive performance-based bonuses on the same terms and conditions generally afforded to other similarly situated employees under Merck-Medco's Annual Incentive Plan, (b) to receive grants of options to purchase shares of Parent's common stock under its Incentive Stock Plan, at an exercise price equal to the fair market value of such common stock on the date of grant, in such number as shall be determined by Merck-Medco in its sole and absolute discretion, (c) to participate in the employee benefit plans and programs of Merck-Medco on the same terms and conditions generally afforded to other similarly situated employees, (d) to take such vacation periods as are in accordance with Merck-Medco's vacation policies or practices for similarly situated employees, and (e) to be reimbursed for all expenses properly and reasonably incurred by him on behalf of Merck-Medco and its affiliates in his performance of duties.

   Retention Payments. Each of the Employment Agreements provides that, no later than the close of business on May 15, 2000, the Executive will notify Merck-Medco that he has elected one of the three retention arrangements set forth in the Employment Agreement (the "Retention Alternatives"), with any Executive who has failed to provide such notification deemed to have elected the first Retention Alternative. The Retention Alternatives include an arrangement consisting solely of lump-sum payments and two arrangements consisting of (i) lump-sum payments (which, as with the foregoing lump-sum payments, will be payable as soon as practicable after the second anniversary of the consummation of the Offer (or, if later, after the second anniversary of the Effective Time), as long as the Executive has remained an employee of Merck-Medco through the entire Employment Period and is an employee of Merck-Medco on such second anniversary), and (ii) non-qualified options to purchase shares of Parent's common stock under its Incentive Stock Plan, Non-qualified options granted pursuant to the Retention Alternatives will have an exercise price equal to the fair market value of such common stock on the date of grant and will be granted on the consummation of the Offer, provided the Executive is an employee of Merck-Medco on such date. In addition, such options will vest on the earlier of death of the Executive and the second anniversary of the grant date, provided the Executive is an employee of Merck-Medco on such date, and will expire 10 years from the date of grant. Such options will be subject to lapse, to reduction, or to a shortening of the period during which they are exercisable upon termination of the Executive employment by Merck-Medco.

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

   Termination. Each of the Employment Agreements may or will be terminated as follows:

     (i) by Merck-Medco, on written notice, for cause, meaning (a) acts of personal dishonesty or misrepresentation by the Executive intended to result in substantial personal enrichment at the expense of Merck-Medco,
  (b) the Executive's repeated violations of his obligations under his Employment Agreement which are demonstrably willful and deliberate and which are not remedied within 30 days after receipt of notice from Merck-Medco, or (c) the Executive's conviction of a felony. If Merck-Medco terminates an Employment Agreement for cause, the Executive shall be entitled to receive only his earned and unpaid compensation to the effective date of such termination.

     (ii) either (a) by Merck-Medco, on written notice and at any time, without cause, or (b) by the Executive, for good reason (meaning a transfer to a place of employment more than 50 miles from his current place of employment or a reduction in his job title), after the passage of 60 days following written notice from the Executive to Merck-Medco of such good reason and a failure by Merck-Medco to cure such event, upon which, in either case described in the preceding clause (a) or (b), the Executive shall be entitled to receive his earned and unpaid compensation to the effective date of such termination, a specified lump sum, and specified coverage under Merck-Medco's benefits plans until the earlier of the expiration of 12 months or the Executive obtaining other employment with comparable coverage.

     (iii) by Merck-Medco, upon 30 days' written notice, because of the disability of the Executive, or automatically upon the death of the Executive, upon which the Executive (or, if deceased, the personal representative of his estate or his heirs) shall be entitled to receive (a) his earned and unpaid compensation to the effective date of such termination, as well as a specified lump sum payment, and (b) if the Employment Agreement is terminated for death and the Executive has chosen either of two specified Retention Alternatives, an amount equal to the excess of the lump-sum payment under the chosen Retention Alternative over the lump sum payment described in the preceding clause (a).

     (iv) by the Executive, at any time upon 30 days' written notice, for any reason other than for good reason, upon which the Executive shall be entitled to receive only his earned and unpaid compensation to the effective date of such termination (and, with respect to Mr. Jones, if the termination is after the first six months of the Employment Period, an additional specified lump sum).

   Also, if the employment of Mr. Jones is terminated in the manner set forth in the preceding clause (ii) or in the parenthetical to the preceding clause
(iv), Mr. Jones shall be retained by Merck-Medco as a consultant for an additional four-month period, to provide services as reasonably requested, for not less than 40 hours per month, in exchange for specified compensation.

   The payments described in the preceding clauses (ii) and (iii) and, with respect to Mr. Jones only, the preceding clause (iv) will be conditioned upon the Executive executing a general release of claims, will constitute liquidated damages, and will not be owed by Merck-Medco if the Executive materially breaches the covenants described in the following two paragraphs.

   Developments; Confidentiality; Noncompetition; Nonsolicitation. Each of the Employment Agreements provides that all developments (as defined in the Employment Agreements, including discoveries, inventions and improvements relating to the present and planned future activities, products and services of Merck-Medco or any of its affiliates) at any time made, conceived or suggested by the Executive, whether acting alone or in conjunction with others, during or as a result of the Executive's employment under the Employment Agreement or thereafter, shall be the sole and absolute property of Merck-Medco and shall be disclosed by the Executive to Merck-Medco. Each Executive has also agreed not to use or disclose any confidential information of Merck-Medco or any of its affiliates without the prior written consent of Merck-Medco. Upon the termination of the Executive's employment with Merck-Medco, or upon the request of Merck-Medco, each Executive shall deliver to Merck-Medco all documents and other media containing any such developments or confidential information.

   In addition, during the term of the Executive's employment and for a period of 12 months after the termination of the Executive's employment for any reason, pursuant to the Employment Agreement or thereafter, absent Merck-Medco's prior written approval, the Executive shall not (i) within the United States and its territories and possessions, directly or indirectly engage in activities competitive with, nor render services to any firm or business engaged or about to become engaged in, specified businesses of Merck-Medco or any other business in which Merck-Medco or any of its affiliates is then engaged as to which the Executive has involvement in the course of his employment under his Employment Agreement and/or acquired or received confidential information (the "Businesses"), or have any equity interest in any such firm or business other than as a 1% or less shareholder of a public corporation; (ii) solicit or contact any customer or prospective customer of Merck-Medco or any of its affiliates as to matters that relate to the Businesses or which is in any way inconsistent or interferes therewith; (iii) offer employment to any employees of Merck-Medco or any of its affiliates; or
(iv) induce, or attempt to induce, any employees or agents or consultants of Merck-Medco or any of its affiliates to do anything from which the Executive is restricted by reason of the provisions described in this paragraph and the immediately preceding paragraph.

   The covenants of each Executive described in the immediately preceding two paragraphs will survive termination of the Employment Agreement, have been assigned a minimum value in each Employment Agreement, and will remain in effect during and after any employment of the Executive after the end of the Employment Period and the termination of the Employment Agreement. Each Employment Agreement supersedes the change of control agreements previously existing between each Executive and the Company.

   The foregoing is a summary of certain provisions of the Merger Agreement, the Stockholder Agreement, the Side Letter and the Employment Agreements, copies of which have been filed as exhibits to the Schedule TO and which are available in the same manner set forth with respect to the Company in Section 8, "Certain Information Concerning the Company--Available Information." Such summary is qualified in its entirety by reference to the text of such agreements.

14. Dividends and Distributions.

   For a discussion of the restrictions imposed by the Merger Agreement on the ability of the Company and its Subsidiaries to pay dividends or make distributions, see Section 13, "The Transaction Documents--Conduct of Company's Business Pending Merger."

15. Certain Conditions to Offeror's Obligations.

   Offeror shall not be obligated to accept for payment or pay for, subject to Rule 14e-l(c) of the Exchange Act, any Shares not theretofore accepted for payment and may terminate or amend the Offer if (a) the Minimum Condition is not satisfied immediately prior to the expiration of the Offer, (b) any applicable waiting period under the Hart-Scott-Rodino Act shall not have expired or been terminated prior to the expiration of the Offer or (c) prior to the expiration of the Offer (immediately prior to the Offer in the case of the following clause (viii)), any of the following conditions exist or shall occur:

     (i) there shall have been entered, enforced or issued by any governmental entity any final non-appealable judgment, order, injunction or decree, (A) which makes illegal, restrains or prohibits the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent or Offeror, or the consummation of the Merger, or (B) which imposes limitations on the ability of Parent or Offeror or their respective affiliates to exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer including, without limitation, the right to vote the Shares accepted for payment by it on all matters properly presented to the stockholders of the Company or (C) which prohibits or imposes any material limitation on Parent's, Offeror's or any of their respective affiliates' ownership or operation of all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole except as contemplated by the Divestiture Obligation, as limited by the proviso described under Section 13, "The Transaction Documents--The Merger Agreement--Commercially Reasonable Efforts to Consummate Offer and Merger";

     (ii) there shall have been any pending action, litigation or proceeding brought by any Governmental Entity or any action, litigation or proceeding threatened in writing by the FTC seeking to achieve any of the consequences referred to in clauses (A) through (C) of paragraph (i) above; provided, however, Parent may not terminate the Merger Agreement as a result of the failure to satisfy this condition prior to December 31, 2000; and further provided, however, that Parent shall comply with its obligations under
  Section 5.04 of the Merger Agreement;

     (iii) the Company's Board of Directors shall have modified or amended its recommendation of the Offer in any manner adverse to Parent or Offeror or shall have withdrawn its recommendation of the Offer or shall have recommended acceptance of any Acquisition Proposal or shall have failed to reconfirm its recommendation of the Offer within four business days after a written request by Parent to do so, or shall have resolved to do any of the foregoing;

     (iv) (A) the representations and warranties of the Company set forth in the Merger Agreement shall have failed to be true and correct as of the date of the Merger Agreement and as of the consummation of the Offer (except for those representations and warranties made as of a specific date, which shall have failed to be true and correct as of such date), considered without regard to any qualification by, or references to, "material," "in all material respects" or "Company Material Adverse Effect" (defined below), except for such failures of such representations and warranties to be true and correct that individually or in the aggregate do not have a Company Material Adverse Effect and except for General Changes (defined below) or Transaction Changes (defined below) or (B) the Company shall have breached or failed to comply in any material respect with any of its material obligations, covenants or agreements under the Merger Agreement and any such breach or failure shall not have been substantially cured by the Company within five business days after Parent provides written notice to the Company of such breach or failure;

     (v) the Merger Agreement shall have been terminated in accordance with its terms;

     (vi) there shall have occurred any event which could reasonably be expected to have a Company Material Adverse Effect, except for General Changes or Transaction Changes;

     (vii) any corporation, entity, "group" or "person" (as defined in the Exchange Act), other than Parent, Offeror, or the Majority Stockholder (as long as the Majority Stockholder does not breach any of the provisions of the Stockholder Agreement), shall have acquired beneficial ownership of more than 25% of the outstanding Shares;

     (viii) there shall exist (A) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over the counter market in the United States (other than shortening of trading hours or any trading halt resulting from a specified increase or decrease in a market index), (B) a declaration of any banking moratorium by federal or state authorities or any suspension of payments in respect of banks or any limitation (whether or not mandatory) imposed by federal or state authorities on the extension of credit by lending institutions in the United States, or (C) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

     (ix) any provision in the Side Letter or Specified Affiliate Agreements shall have been amended, terminated, modified or waived in a manner not contemplated by the Side Letter; or

     (x) subject to the ability of the Majority Stockholder to timely cure any shortfall in Company Net Working Capital as described under Section 13, "The Transaction Documents--The Merger Agreement-- Company Net Working Capital," Company Net Working Capital on the last day of the Company Fiscal Period immediately preceding the scheduled expiration of the Offer shall be less than $55.0 million;

which, in the reasonable good faith judgment of Parent and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment, purchase of, or payment for Shares. The failure by Parent or Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

   For the purposes of the Merger Agreement: (a) "Company Material Adverse Effect" means a material adverse effect on the financial condition, assets (including intangible assets), liabilities (contingent or otherwise), business or results of operations of the Company and its Subsidiaries taken as a whole, or material delay or material impairment of the ability of the Company to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby, in any case ignoring any payments made by the Majority Stockholder or its affiliates as described in Section 13, "The Transaction Documents--The Merger Agreement--Company Net Working Capital"; (b) "General Changes" means general economic changes or changes that affect the industry of the Company or any Subsidiary generally, and (c) Transaction Changes means changes in the Company's business after the date of the Merger Agreement attributable primarily to actions taken by Parent or Offeror, including without limitation any disruptions to the business of the Company and its Subsidiaries primarily as a result of the execution of the Merger Agreement or the announcement of the transactions contemplated thereby.

16. Certain Regulatory and Legal Matters.

   Except as described in this Section 16, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, as well as certain representations made to Parent and Offeror in the Merger Agreement by the Company, neither Parent nor Offeror is aware of any material pending legal proceedings relating to the Offer, nor of any regulatory requirements which must be complied with or regulatory approvals which must be obtained in connection with the Offer, in each case which would be material to a stockholder's decision whether to sell, tender or hold Shares. Should compliance with any such regulatory requirement or the obtaining of any such regulatory approval be required, Parent and Offeror currently contemplate that they would seek to comply with such requirement or obtain such permit, except as described below under "State Takeover Laws," but Offeror does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to Offeror's right to decline to purchase Shares if any of the Offer Conditions shall not have been satisfied. There can be no assurance that, if necessary, any such requirement would be complied with or approval be obtained, or would be complied with or obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such requirement was not complied with or approval obtained, and in certain such events Offeror could decline to accept for payment, or pay for, any Shares tendered. See Section 15, "Certain Conditions to Offeror's Obligations."

   Shareholder Litigation. On May 8, 2000, a purported class action was filed in the Circuit Court of the State of Wisconsin for Waukesha County by James Jorgensen (Case No. 00CV-938), an alleged stockholder of the Company (the "Action"). The complaint evidencing the Action (the "Complaint") names the Company and the directors of the Company as defendants (the "Defendants") and alleges, among other things, that (1) the Company's directors breached their respective fiduciary duties by engaging in self-dealing, failing to take steps to maximize the value of the Company, including avoiding competitive bidding and ignoring or failing to protect against conflicts of interest of the directors of the Company, and (2) the proposed purchase price for the Shares does not represent the true value of the Company. The Complaint requests that the Circuit Court, among other things, declare that the Action is a proper class action, enjoin the Offer or rescind the Offer to the extent completed, and award compensatory monetary damages, including reasonable attorney's and experts' fees.

   Antitrust. Under the Hart-Scott-Rodino Act and the rules promulgated thereunder by the FTC, the acquisition of Shares by Offeror pursuant to the Offer may not be consummated unless certain information has been furnished to the Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The rules under the Hart-Scott-Rodino-Act require the filing of a Notification and Report Form (the "Form") with the Antitrust Division and the FTC. The waiting period under the Hart-Scott-Rodino Act with respect to the Offer will expire at 11:59 p.m., Washington, D.C. time, on the 15th day after the Form is filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division or the FTC may extend such waiting period by requesting additional information or documentary material. If such a request is made with respect to the Offer, the waiting period related to the Offer will expire at 11:59 p.m., Washington, D.C. time, on the 10th day after substantial compliance with such request. With respect to each acquisition, the Antitrust Division or the FTC may issue only one request for additional information. In practice, complying with a request for additional information or material can take a significant amount of time. Expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Act is a condition to Offeror's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

   The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Offeror's proposed acquisition of Shares of the Company. At any time before or after Offeror's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Offeror or the divestiture of substantial assets of Parent or its subsidiaries, or of the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

   Both Offeror and the Company intend to file Forms with the Antitrust Division and the FTC as soon as practicable.

   Federal Reserve Board Regulations. Federal Reserve Board Regulations T, U and X promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. Because no borrowings secured by margin stock will be borrowed in order to finance the Offer, Parent and Offeror believe that such regulations are not applicable to the Offer.

   State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that a state may, as a matter of corporate law and, in particular, with respect to those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. In that case, the law of the State of Indiana before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

   The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (defined generally as a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include a variety of transactions, including mergers) with a Delaware corporation for three years following the date such person became an interested stockholder unless, prior to the date such person became an interested stockholder, the board of directors of the corporation approved either the transaction in which the interested stockholder became an interested stockholder or approved the business combination. Prior to the execution of the Merger Agreement, the Board of Directors of the Company unanimously (by all those directors present) approved the Offer, the Merger and the Merger Agreement, determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders, and recommended acceptance of the Offer and approval of the Merger and the Merger Agreement by the stockholders of the Company. Accordingly, Section 203 of the DGCL is not applicable to the Offer and the Merger.

   Because the Company's principal executive offices and certain of its assets are located in the State of Wisconsin, the Company may be subject to Chapter 552 of the Wisconsin Statutes (the "Wisconsin Corporate Takeover Law"). The Wisconsin Corporate Takeover Law makes it unlawful for any person to make a takeover offer involving a target company in Wisconsin, or to acquire any equity securities of a target company pursuant to the offer, unless a registration statement has been filed with the Wisconsin Commissioner of Securities 10 days prior to the commencement of the takeover offer or such takeover offer is exempted by rule or order of the Commissioner. The Wisconsin Corporate Takeover Law also imposes certain reporting and filing requirements on persons making a takeover offer, imposes certain substantive requirements on the terms of any takeover offer and makes unlawful certain fraudulent and deceptive practices, all of which provisions may be applicable to the Offer. The Company has attempted to comply with those requirements it believes may be applicable to the Offer and the Merger. Any Shares tendered pursuant to the Offer will be purchased only in the event that a subsequent registration becomes effective under the Wisconsin Corporate Takeover Law or such registration is found not to be required.

   The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. In the Merger Agreement, the Company has represented that none of those takeover laws, other than Section 203 of the DGCL and the Wisconsin Corporate Takeover Law, are applicable to the Company, the Shares, the Offer, the Merger, the Merger Agreement, the Stockholder Agreement or the transactions contemplated thereby. However, other than for the assurances provided to Offeror through that representation, Offeror does not know whether the takeover laws of any state, other than Section 203 of the DGCL and the Wisconsin Corporate Takeover Law, will, by their terms, apply to the Offer or the Merger or the other transactions contemplated by the Merger Agreement or the Stockholder Agreement, and neither Parent not Offeror has attempted to comply with any such laws other than Section 203 of the DGCL and the Wisconsin Corporate Takeover Law. If any other such laws are so applicable, Parent and the Company have agreed, in the Merger Agreement, that they and their respective Board of Directors will grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement, the Stockholder Agreement, the Offer and the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. Subject to that requirement under the Merger Agreement, should any person seek to apply any state takeover law, Offeror reserves the right to take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings, and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, Offeror might be unable (pursuant to such laws or an injunction ordered thereunder) to accept for payment, or pay for, any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Offeror may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See
Section 15, "Certain Conditions to Offeror's Obligations."

17. Fees and Expenses.

   Except as described in this Section 17, neither Offeror nor Parent (i) will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer or (ii) has directly or indirectly employed, retained or agreed to compensate any person to make solicitations or recommendations in connection with the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Offeror for customary mailing and handling expenses incurred by them in forwarding material to their customers.

   J.P. Morgan is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent in connection with the proposed acquisition of the Company. Parent has agreed to pay J.P. Morgan reasonable and customary compensation for its services and reimbursement for its out-of-pocket expenses in the Offer. In addition, Parent has agreed to reimburse J.P. Morgan upon request for all expenses (including the fees and disbursements of J.P. Morgan's legal counsel, provided that Parent shall not be required to reimburse the fees and disbursements of such legal counsel in excess of $25,000 without Parent's consent), and to indemnify J.P. Morgan and certain related persons against certain liabilities and expenses, including, without limitation, certain liabilities under the federal securities laws.

   Parent has retained Morrow & Co., Inc. as Information Agent and Norwest Bank Minnesota, N.A. as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services and reimbursement for their out-of-pocket expenses in the Offer. The Depositary will also be indemnified by Offeror against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

18. Miscellaneous.

   Neither Parent nor Offeror is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would be prohibited by administrative or judicial action pursuant to any valid state statute. If Parent or Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto in such state, Offeror will make a good faith effort to comply with such statute. If, after such good faith effort, Offeror cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Offeror by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

   No person has been authorized to give any information or make any representation on behalf of Parent or Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by Offeror or Parent. Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Parent or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

   Parent and Offeror have filed with the Commission a Tender Offer Statement on Schedule TO, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3(a)(1) thereunder, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable at the same places and in the same manner as set forth with respect to the Company in Section 8, "Certain Information Concerning the Company" (except that they may not be available at the regional offices of the Commission).

                                          PV ACQUISITION CORP.

May 10, 2000

                                                                        ANNEX I

                       DIRECTORS AND EXECUTIVE OFFICERS
                      OF PARENT, MERCK-MEDCO AND OFFEROR


   The names and ages of the directors, managers and executive officers of Parent, Merck-Medco and Offeror, and their present principal occupations or employment and five-year employment history, are set forth below. Unless otherwise indicated, each individual is a citizen of the United States and has been employed by Parent, Merck-Medco or Offeror, as the case may be, for the last five years. The directors and executive officers of Parent and Offeror have a business address of One Merck Drive, Whitehouse Station, New Jersey 08889-0100, with a business telephone number of 908-423-1000. The managers and executive officers of Merck-Medco have a business address of 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417.

                                    PARENT

                                   Present Principal Occupation or Employment
                                                      with
                                   Parent; Material Positions Held During the
          Name and Age                           Past Five Years
          ------------           ----------------------------------------------
 H. Brewster Atwater, Jr. (68).. Director since 1988; Retired since 1995;
                                 Chairman of the Board and Chief Executive
                                 Officer, General Mills, Inc. (consumer foods
                                 and restaurants) for more than five years;
                                 Director, American Express Funds and Mayo
                                 Foundation; Member, The Business Council.
 Lawrence A. Bossidy (65)....... Director since 1992; Chairman, Honeywell
                                 International Inc. (aerospace, home and
                                 industrial controls, specialty chemicals and
                                 transportation products) since December 1999;
                                 prior to that Chairman of the Board and Chief
                                 Executive Officer, AlliedSignal, Inc.
                                 (aerospace, automotive products and engineered
                                 materials technology) for more than five
                                 years; Director, Champion International
                                 Corporation and J.P. Morgan & Co.
                                 Incorporated; Member, The Business Council and
                                 The Business Roundtable.
 William G. Bowen, Ph.D. (66)... Director since 1986; President, The Andrew W.
                                 Mellon Foundation (philanthropic foundation)
                                 for more than five years; Director, American
                                 Express Company; Member, Board of Overseers,
                                 Teachers Insurance and Annuity Association of
                                 America--College Retirement Equities Fund;
                                 Trustee, Denison University.
 Johnnetta B. Cole, Ph.D. (63).. Director since 1994; Presidential
                                 Distinguished Professor, Emory University
                                 since September 1998; prior to that from 1987
                                 to June 1997--President, Spelman College;
                                 Director, Coca-Cola Enterprises; Trustee,
                                 Rockefeller Foundation and Gallaudet
                                 University; Member, Council on Foreign
                                 Relations and National Council of Negro Women;
                                 Fellow, American Anthropological Association.
 Lloyd C. Elam, M.D. (71)....... Director since 1973; Professor of Psychiatry,
                                 Meharry Medical College for more than five
                                 years; Trustee, The Alfred P. Sloan
                                 Foundation.
 Niall FitzGerald (54).......... Director since 2000; Chairman, Unilever PLC
                                 (foods and home and personal care) since
                                 September 1996; prior to that from 1994 to
                                 1996-- Vice-Chairman, Unilever PLC; Vice-
                                 Chairman, Unilever NV since September 1996;
                                 Director, Telefonaktiebolaget LM Ericsson and
                                 Leverhulme Trust; Governor, National Institute
                                 of Economic and Social Research; Trustee, The
                                 Conference Board; Member, The Business
                                 Council, Council of British Executive Services
                                 Overseas, EU-China Business Council, Hong
                                 Kong-European Business Cooperation Committee,
                                 Trilateral Commission and World Economic
                                 Forum. Mr. FitzGerald is an Irish citizen.

                                Present Principal Occupation or Employment with
                                Parent; Material Positions Held During the Past
         Name and Age                             Five Years
         ------------          ------------------------------------------------
 Carleton S. Fiorina (45)....  Director since 1999; President and Chief
                               Executive Officer, Hewlett-Packard Company
                               (computing and imaging products and services)
                               since July 1999; prior to that from October 1997
                               to July 1999--Group President, Global Services
                               Provider Business, Lucent Technologies Inc.
                               (communications systems and technology); prior
                               to that from October 1996 to October 1997--
                               President, Lucent Technologies Consumer
                               Products; prior to that from January 1996 to
                               October 1996--Executive Vice President,
                               Corporate Operations, Lucent Technologies Inc.;
                               prior to that from January 1995 to January
                               1996--President, North America Region of the
                               Network Systems Group, AT&T; Director, Hewlett-
                               Packard Company and Kellogg Company.
 Raymond V. Gilmartin (59)...  Director since 1994; Chairman of the Board since
                               November 1994; President and Chief Executive
                               Officer since June 1994; Director, General
                               Mills, Inc. and Public Service Enterprise Group;
                               Immediate Past Chairman, Pharmaceutical Research
                               and Manufacturers of America; Member, The
                               Business Council and The Business Roundtable.
 William B. Harrison, Jr.
  (56).......................  Director since 1999; Chairman since January 2000 and Chief Executive Officer since June 1999, The
                               Chase Manhattan Corporation and The Chase
                               Manhattan Bank (financial services); President
                               from June 1999 to December 1999 and Vice
                               Chairman from 1991 to December 1999, The Chase
                               Manhattan Corporation and The Chase Manhattan
                               Bank; Director, Dillard's Inc.
 William N. Kelley, M.D.
  (60).......................  Director since 1992; Professor of Medicine,
                               Biochemistry and Biophysics, University of
                               Pennsylvania School of Medicine since February
                               2000; Chief Executive Officer, University of
                               Pennsylvania Health System, Dean of the School
                               of Medicine and Executive Vice President,
                               University of Pennsylvania from 1989 to February
                               2000. Director, Beckman Coulter, Inc. and
                               Philadelphia Orchestra Association; Trustee,
                               Emory University; Fellow, American Academy of
                               Arts and Sciences; Member, American
                               Philosophical Society, Institute of Medicine of
                               the National Academy of Sciences, Board of
                               Managers of Wistar Institute; Master, American
                               College of Physicians.
 Edward M. Scolnick, M.D.
  (59).......................  Director since 1997; Executive Vice President,
                               Science and Technology and President, Merck
                               Research Laboratories for more than five years;
                               Member, National Academy of Sciences and its
                               Institute of Medicine.
 Anne M. Tatlock (60)........  Director since 2000; President since 1994 and
                               Chief Executive Officer since September 1999,
                               Fiduciary Trust Company International (global
                               asset management services); Director, Fiduciary
                               Trust Company International, American General
                               Corporation and Fortune Brands, Inc.; Chairman,
                               Cultural Institutions Retirement Systems;
                               President, American Ballet Theatre Foundation;
                               Trustee, The Andrew W. Mellon Foundation, Teagle
                               Foundation and Vassar College.

                                Present Principal Occupation or Employment with
                                Parent; Material Positions Held During the Past
         Name and Age                             Five Years
         ------------          ------------------------------------------------
 Samuel O. Thier, M.D. (62)..  Director since 1994; President since April 1997 and Chief Executive Officer since July 1996,
                               Partners HealthCare System, Inc.; prior to that
                               from May 1994 to April 1997--President,
                               Massachusetts General Hospital; Director,
                               Partners HealthCare System, Inc. and Charles
                               River Laboratories, Inc.; Member, Institute of
                               Medicine of the National Academy of Sciences;
                               Fellow, American Academy of Arts and Sciences;
                               Trustee, Brandeis University, Boston Museum of
                               Science, Cornell University, The Commonwealth
                               Fund and WGBH Public Television; Master,
                               American College of Physicians.
 Dennis Weatherstone (69)....  Director since 1988; Retired (1995); Chairman of the Board, J.P. Morgan & Co. Incorporated and
                               Morgan Guaranty Trust Company of New York
                               (banking and other financial services) for more
                               than five years; Director, General Motors
                               Corporation, L'Air Liquide and Institute for
                               International Economics; Independent Member of
                               the Board of Banking Supervision of the
                               Financial Services Authority, London; President,
                               Royal College of Surgeons Foundation; Trustee,
                               The Alfred P. Sloan Foundation; Member, The
                               Business Council. Mr. Weatherstone is a citizen
                               of both the United States and Great Britain.
 David W. Anstice (51).......  President, Human Health-The Americas since
                               January 1997--responsible for Parent's
                               prescription drug business in the United States,
                               Canada and Latin America and medical and
                               scientific affairs; prior to that since
                               September 1994--President, Human Health-
                               U.S./Canada--responsible for Parent's
                               prescription drug business in the United States
                               and Canada, worldwide coordination of marketing
                               policies and medical and scientific affairs.
                               Mr. Anstice is an Australian citizen.
 Paul R. Bell (54)...........  President, Human Health-Asia Pacific since April
                               1997--responsible for Parent's prescription drug
                               business in the Far East, Australia, New Zealand
                               and Japan; prior to that since March 1994--Vice
                               President, Merck Sharp and Dohme Australia and
                               New Zealand. Mr. Bell is a New Zealand citizen.
 Richard T. Clark (54).......  President, Merck-Medco since January 2000. Prior to that since June 1997--Executive Vice
                               President/Chief Operating Officer, Merck-Medco.
                               Prior to that since April 1997--Senior Vice
                               President, Quality Commercial Affairs, Merck
                               Manufacturing Division. Prior to that since May
                               1996--Senior Vice President, North American
                               Operations, Merck Manufacturing Division. Prior
                               to that since October, 1994--Vice President,
                               North American Operations, Merck Manufacturing
                               Division.
 Celia A. Colbert (43).......  Vice President, Secretary and Assistant General
                               Counsel since January 1997; prior to that since
                               November 1993--Secretary and Assistant General
                               Counsel.
 Linda M. Distlerath (46)....  Vice President, Public Affairs since January
                               1999--responsible for public affairs and The
                               Merck Company Foundation (a not-for-profit
                               charitable organization affiliated with Parent);
                               prior to that since October 1997--Executive
                               Director, Public Policy and Merck Research
                               Laboratories Public Affairs; prior to that since
                               April 1995--Executive Director, Merck Research
                               Laboratories Public Affairs; prior to that since
                               October 1990--Senior Director, Science &
                               Technology Policy--responsible for public policy
                               strategies in support of Parent's research and
                               development programs.

                                Present Principal Occupation or Employment with
                                Parent; Material Positions Held During the Past
         Name and Age                             Five Years
         ------------          ------------------------------------------------
 Caroline Dorsa (40).........  Vice President and Treasurer since September
                               1999--responsible for Parent's treasury and tax
                               functions and for providing financial support
                               for the Asia Pacific Division; prior to that
                               since February 1999--Vice President and
                               Treasurer--responsible for Parent's treasury and
                               tax functions; prior to that since January
                               1997--Vice President and Treasurer; prior to
                               that since January 1994--Treasurer.
 Kenneth C. Frazier (45).....  Senior Vice President and General Counsel since
                               December 1999--responsible for legal and public
                               affairs functions and The Merck Company
                               Foundation (a not-for-profit charitable
                               organization affiliated with Parent); prior to
                               that since January 1999--Vice President and
                               Deputy General Counsel; prior to that since
                               January 1997--Vice President, Public Affairs and
                               Assistant General Counsel--responsible for
                               public affairs, corporate legal activities and
                               The Merck Company Foundation; prior to that
                               since April 1994--Vice President, Public
                               Affairs.
 Douglas A. Greene (55)......  Executive Vice President, Clinical Sciences and
                               Product Development since May 2000; prior to
                               that Chief of the Division of Endocrinology &
                               Metabolism at the University of Michigan Medical
                               School in Ann Arbor and Director of both the
                               University's Center for Clinical Investigation
                               and Therapeutics and the Michigan Diabetes
                               Research Training Center.
 Richard C. Henriques, Jr.
  (44).......................  Vice President, Controller since February 1999--
                               responsible for the Corporate Controller's Group
                               and providing financial support for U.S. Human
                               Health, Canada and Latin America (The Americas);
                               prior to that since January 1998--Vice President
                               & Controller, The Americas; prior to that since
                               January 1997--Controller, The Americas; prior to
                               that since January 1994--Controller, North
                               America Pharmaceutical Care.
 Bernard J. Kelley (58)......  President, Merck Manufacturing Division since
                               December 1993.
 Judy C. Lewent (51).........  Senior Vice President and Chief Financial
                               Officer since January 1997--responsible for
                               financial and corporate development functions,
                               internal auditing and Parent's joint venture
                               relationships; prior to that since September
                               1994--Senior Vice President and Chief Financial
                               Officer; since January 1993--responsible for
                               financial and public affairs functions, The
                               Merck Company Foundation (a not-for-profit
                               charitable organization affiliated with Parent);
                               since December 1993--responsible for internal
                               auditing and Parent's joint venture
                               relationships.
 Per G. H. Lofberg (52)......  Chairman, Merck-Medco since January 2000; prior to that since December 1995--President, Merck-
                               Medco; prior to that since January 1994--
                               President, Merck-Medco Managed Care Division.
                               Mr. Lofberg is a Swedish citizen.
 Adel Mahmoud (58)...........  President, Merck Vaccines since May 1999; prior to that since November 1998--Executive Vice
                               President, Merck Vaccines; prior to that since
                               1987--John H. Hord Professor and Chairman,
                               Department of Medicine and Physician-in-Chief,
                               Case Western Reserve University and University
                               Hospitals of Cleveland.

                                Present Principal Occupation or Employment with
                                Parent; Material Positions Held During the Past
         Name and Age                             Five Years
         ------------          ------------------------------------------------
 Roger M. Perlmutter (47)....  Executive Vice President, Worldwide Basic
                               Research and Preclinical Development, Merck
                               Research Laboratories since July 1999; prior to
                               that since February 1999--Executive Vice
                               President, Merck Research Laboratories; prior to
                               that since February 1997--Senior Vice President,
                               Merck Research Laboratories; prior to that since
                               May 1989--Professor and Chairman, Department of
                               Immunology, University of Washington.
 Per Wold-Olsen (52).........  President, Human Health-Europe, Middle East &
                               Africa since January 1997--responsible for
                               Parent's prescription drug business in Europe,
                               the Middle East and Africa and worldwide
                               coordination of marketing policies; prior to
                               that since September, 1994--President, Human
                               Health-Europe--responsible for Parent's European
                               prescription drug business. Mr. Wold-Olsen is a
                               Norwegian citizen.
 Wendy L. Yarno (45).........  Senior Vice President, Human Resources since
                               December 1999; prior to that since June 1999--
                               Vice President, Human Resources; prior to that
                               since January 1999--Vice President, Worldwide
                               Human Health Marketing; prior to that since
                               November 1997--Vice President, Women's Health
                               Care, Johnson & Johnson, Ortho-McNeil
                               Pharmaceutical; prior to that since January
                               1995--Vice President, Hypertension and Heart
                               Failure Therapeutic Business Group, U.S. Human
                               Health.

                                  MERCK-MEDCO

                               Present Principal Occupation or Employment with
                                                 Merck-Medco;
                                 Material Positions Held During the Past Five
                                                    Years
                               -----------------------------------------------
 Richard T. Clark (54).......  Manager and President, Merck-Medco. See
                               description above.
 Caroline Dorsa (40).........  Manager, Merck-Medco. See description above.
 Per G. H. Lofberg (52)......  Manager and Chairman, Merck-Medco. See
                               description above.
 JoAnn A. Reed (44)..........  Manager, Merck-Medco. Senior Vice President,
                               Finance, Merck-Medco for more than five years.
 Bert I. Weinstein (51)......  Manager, Merck-Medco. Vice President and
                               Assistant General Counsel of Parent since
                               January 2000; prior to that since 1995--Senior
                               Vice President and General Counsel of Medco.
 Richard Schatzberg (46).....  Executive Vice President, Business and Customer
                               Development, Merck-Medco since January 1999;
                               prior to that since 1995--Executive Vice
                               President, Account Management.
 Isaac Shulman (45)..........  Executive Vice President, Pharmaceutical
                               Manufacturer Contracting, Merck-Medco since
                               January 1999; prior to that since 1995 Senior
                               Vice President, Pharmaceutical Manufacturer
                               Contracting, Merck-Medco.

                                    OFFEROR

                                 Present Principal Occupation or Employment
                                                    with
                                 Offeror; Material Positions Held During the
         Name and Age                          Past Five Years
         ------------          ----------------------------------------------
 Jon Filderman (42)..........  Sole Director, Vice President and Assistant
                               Secretary of Offeror since May 2000. Assistant
                               Counsel to Parent since 1995.

                                Present Principal Occupation or Employment with
                               Offeror; Material Positions Held During the Past
         Name and Age                             Five Years
         ------------          ------------------------------------------------
 Celia A. Colbert (43).......  Secretary of Offeror since May 2000. See description above.
 Richard N. Kender (45)......  Vice President and Assistant Secretary of
                               Offeror since May 2000. Vice President,
                               Financial Evaluation and Analysis and Business
                               Development of Parent since February 1999; prior
                               to that since 1996--Vice President, Corporate
                               Development; prior to that since 1994--Executive
                               Director, Corporate Development.
 Judy C. Lewent (51).........  President of Offeror since May 2000. See description above.
 Barbara Yanni (46)..........  Vice President and Treasurer of Offeror since
                               May 2000. Executive Director, Corporate
                               Development of Parent since February 1997; prior
                               to that since 1994--Senior Director, Financial
                               Evaluation and Analysis.

MANUALLY SIGNED FACSIMILE COPIES OF THE LETTER OF TRANSMITTAL, PROPERLY COMPLETED, WILL BE ACCEPTED. THE LETTER OF TRANSMITTAL, CERTIFICATES FOR SHARES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT OR DELIVERED BY EACH STOCKHOLDER OF THE COMPANY OR ITS BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO THE DEPOSITARY AT ONE OF THE ADDRESSES SET FORTH
BELOW:

                       The Depositary for the Offer is:

                         Norwest Bank Minnesota, N.A.

          By Mail:                By Hand in New York:       By Hand/Overnight Courier:

Norwest Bank Minnesota, N.A.  The Depository Trust Company  Norwest Bank Minnesota, N.A.
     Shareowner Services           Transfer Agent Drop           Shareowner Services
  Reorganization Department    55 Water Street--1st Floor    161 North Concord Exchange
       P.O. Box 64858            New York, NY 10041-0099      South St. Paul, MN 55075
   St. Paul, MN 55164-0858

                          By Facsimile Transmission:

                                (651) 450-4163

             To Confirm Receipt of Notice of Guaranteed Delivery:

                                (651) 450-4110

Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Offeror's expense. A stockholder may also contact its broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                              MORROW & CO., INC.
                                445 Park Avenue
                                   5th Floor
                           New York, New York 10022
                          Call Collect (212) 754-8000
            Banks and Brokerage Firms, Please Call: (800) 662-5200

                   Stockholders, Please Call: (800) 566-9061

                     The Dealer Manager for the Offer is:

                               J.P. Morgan & Co.
                                60 Wall Street
                           New York, New York 10260
                                (888) 235-3499